Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

DATED AS OF DECEMBER 5, 2022

BY AND AMONG

NBT BANCORP INC.,

NBT BANK, N.A.,

SALISBURY BANCORP, INC.

AND

SALISBURY BANK AND TRUST COMPANY

i

EXHIBITS
Exhibit A	Form of Voting Agreement
Exhibit B	Plan of Bank Merger

TABLE OF DEFINITIONS

Page

Acquisition Proposal	57
Acquisition Transaction	57
Affiliate	57
Agreement	1
Bank Merger	1
Bank Regulator	57
BCL	3
BOLI	24
Business Day	57
Closing	3
Closing Date	3
Code	1
Community Reinvestment Act	13
Confidentiality Agreement	40
CTDOB	57
NBT	1
NBT 401(k) Plan	45
NBT Board	59
NBT Disclosure Schedule	59
NBT Measurement Price	7
NBT Pension Plan	31
NBT Stock	59
Derivative Transaction	57
Effective Date	3
Effective Time	3
Environmental Law	57
ERISA	58
Exchange Act	58
FDIC	58
FHLBB	58
FHLBNY	58
Finance Laws	15
FRB	58
GAAP	58
Governmental Authority	58
Hazardous Substance	58
Salisbury	1
Salisbury 401(k) Plan	45
Salisbury Bank	1
Salisbury Bank Board	60
Salisbury Bank Severance Plan	45
Salisbury Bank Stock	9
Salisbury Benefit Plans	16
Salisbury Board	60
Salisbury Disclosure Schedule	60
Salisbury Employees	16
Salisbury Financial Statements	12
Page

Salisbury Intellectual Property	61
Salisbury Meeting	38
Salisbury NQDC Plan	45
Salisbury Pension Plan	17
Salisbury Recommendation	38
Salisbury Representatives	41
Salisbury Stock	9
Salisbury Subsequent Determination	42
Indemnified Parties	43
Indemnifying Party	43
Informational Systems Conversion	48
Insurance Policies	24
Intellectual Property	58
IRS	58
Knowledge	58
Leases	23
Lien	58
Loans	22
Material Adverse Effect	59
Material Contract	16
Merger	1
Merger Registration Statement	38
NASDAQ	59
Notice of Superior Proposal	42
Notice Period	42
OREO	22
Per Share Consideration	60
Person	60
Premium Limit	44
Proceeding	43
Proxy Statement/Prospectus	60
Regulatory Approvals	27
Regulatory Order	14
Rights	60
Securities Act	61
Software	61
Subsidiary	61
Superior Proposal	61
Surviving Bank	1
Surviving Corporation	1
Tax	61
Tax Returns	61
Taxes	61
Transactions	1
Voting Agreement	1
WARN ACT	61
Willful Breach	62

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of December 5, 2022, by and among NBT Bancorp Inc., a Delaware corporation (“NBT”), NBT Bank, N.A., a federally-chartered national banking association and wholly-owned subsidiary of NBT (“NBT Bank”), Salisbury Bancorp, Inc., a Connecticut corporation (“Salisbury”), and Salisbury Bank and Trust Company, a Connecticut-chartered bank and wholly-owned subsidiary of Salisbury (“Salisbury Bank”).

WITNESSETH

WHEREAS, the Board of Directors of NBT and the Board of Directors of Salisbury have each (i) determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective entities and shareholders; (ii) determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies; and (iii) approved and declared advisable this Agreement and the transactions contemplated hereby;

WHEREAS, in accordance with the terms of this Agreement, Salisbury will merge with and into NBT, with NBT surviving (the “Merger”), and immediately thereafter, Salisbury Bank will merge with and into NBT Bank, with NBT Bank surviving (the “Bank Merger” and, together with the Merger, the “Transactions”);

WHEREAS, as a material inducement to NBT to enter into this Agreement, each of the directors and certain executive officers of Salisbury set forth on Salisbury Disclosure Schedule 6.02(c) has entered into a voting agreement with NBT dated as of the date hereof (a “Voting Agreement”), substantially in the form attached hereto as Exhibit A pursuant to which each such director or executive officer has agreed, among other things, to vote all shares of Salisbury Stock (as defined herein) owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such agreement;

WHEREAS, for United States federal income tax purposes, the parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended and the regulations and formal guidance issued thereunder (the “Code”), and that this Agreement be and hereby is adopted as a “plan of reorganization” within the meaning of Sections 354, 361 and 368 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions described in this Agreement and to prescribe certain conditions thereto.

NOW, THEREFORE, in consideration of the mutual promises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.01          Terms of the Merger.  Subject to the terms and conditions of this Agreement, at the Effective Time, Salisbury shall merge with and into NBT, and NBT shall be the surviving entity (hereinafter sometimes referred to as the “Surviving Corporation”).  Immediately thereafter, pursuant to the Plan of Bank Merger described in the following sentence, Salisbury Bank shall merge with and into NBT Bank, and NBT Bank shall be the surviving entity (hereinafter sometimes referred to as the “Surviving Bank”) and shall continue to be governed by the laws of the United States. As soon as practicable after the execution of this Agreement, NBT will cause NBT Bank to, and Salisbury will cause Salisbury Bank to, execute and deliver a Plan of Bank Merger substantially in the form attached to this Agreement as Exhibit B. As part of the Merger, shares of Salisbury Stock shall, at the Effective Time, be converted into the right to receive the Merger Consideration pursuant to the terms of Article II.

Section 1.02          Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354, 361 and 368 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. NBT and Salisbury each hereby agree to deliver a certificate substantially in compliance with IRS-published advance ruling guidelines, with customary exceptions and modifications thereto, to enable its counsel to deliver the legal opinions contemplated by Section 6.01(e).

Section 1.03          Name of the Surviving Corporation and the Surviving Bank. The name of the Surviving Corporation shall be “NBT Bancorp Inc.” The name of the Surviving Bank shall be “NBT, Bank N.A.”

Section 1.04          Charter and Bylaws of the Surviving Corporation and the Surviving Bank. The charter and bylaws of the Surviving Corporation upon consummation of the Merger shall be the charter and bylaws of NBT as in effect immediately prior to consummation of the Merger. The charter and bylaws of the Surviving Bank upon consummation of the Bank Merger shall be the charter and bylaws of NBT Bank as in effect immediately prior to consummation of the Bank Merger.

Section 1.05          Directors and Officers of the Surviving Corporation and the Surviving Bank.

(a)          At the Effective Time, the board of directors of the Surviving Corporation immediately prior to the Effective Time shall continue to be the directors of the Surviving Corporation, provided that, at the Effective Time, the number of persons constituting the board of directors of the Surviving Corporation shall be increased by one (1) director, to be selected by NBT upon consultation with Salisbury, who is a member of the board of directors of Salisbury immediately prior to the Effective Time (the “New Corporation Board Member”) and the New Corporation Board Member shall be appointed to the board of directors of the Surviving Corporation for a term to expire at the next annual meeting of the stockholders of NBT, subject to NBT’s customary background screening and evaluation procedures for potential directors. NBT shall nominate and recommend to NBT’s stockholders the New Corporation Board Member for election for a one-year term at NBT’s first annual stockholder meeting following the Effective Time. Each of the directors of the Surviving Corporation immediately after the Effective Time shall hold office until his or her successor is elected and qualified or otherwise in accordance with the charter and bylaws of the Surviving Corporation.

(b)          At the Effective Time, the board of directors of the Surviving Bank immediately prior to the Effective Time shall continue to be the directors of the Surviving Bank, provided that at the Effective Time, the number of persons constituting the board of directors of the Surviving Bank shall be increased by one (1) director to be selected by NBT upon consultation with Salisbury who is a member of the board of directors of Salisbury Bank immediately prior to the Effective Time (the “New Bank Board Member”), and the New Bank Board Member shall be appointed to the board of directors of the Surviving Bank for a term to expire at the next annual meeting of the shareholders of the Surviving Bank, subject to the Surviving Bank’s customary background screening and evaluation procedures for potential directors. NBT shall appoint the New Bank Board Member for a one-year term at the Surviving Bank’s first annual shareholder meeting following the Effective Time. Each of the directors of the Surviving Bank immediately after the Effective Time shall hold office until his or her successor is elected and qualified or otherwise in accordance with the charter and bylaws of the Surviving Bank.

(c)          At the Effective Time, the officers of the Surviving Corporation and the Surviving Bank shall consist of the officers of the Surviving Corporation and the Surviving Bank, respectively, in office immediately prior to the Effective Time with the addition of Richard J. Cantele, Jr. as a member of the executive management team and an officer of the Surviving Corporation and the Surviving Bank, with such titles to be determined by NBT prior to the Closing.

Section 1.06          Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided under applicable provisions of the Delaware General Corporation Law (the “DGCL”) and the Connecticut Business Corporation Act (the “CBCA”) and the regulations respectively promulgated thereunder.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, the separate corporate existence of Salisbury shall cease and all of the rights, privileges, powers, franchises, properties, assets, debts, liabilities, obligations, restrictions, disabilities and duties of Salisbury shall be vested in and assumed by NBT.

Section 1.07          Effective Date and Effective Time; Closing.

(a)          Subject to the terms and conditions of this Agreement, NBT will make all such filings as may be required by applicable laws and regulations to consummate the Merger.  On the Closing Date, which shall take place not more than three (3) Business Days following the receipt of all necessary regulatory, governmental and shareholder approvals and consents and the expiration of all statutory waiting periods in respect thereof and the satisfaction or waiver of all of the conditions to the consummation of the Merger specified in Article VI of this Agreement (other than the delivery of certificates and other instruments and documents to be delivered at the Closing), or on such other date as the parties shall mutually agree to, NBT and Salisbury shall file articles of merger with (i) the Delaware Department of State in accordance with the DGCL and (ii) the Secretary of State of the State of Connecticut in accordance with the CBCA.  The date of such filings is herein called the “Effective Date,” and the “Effective Time” of the Merger shall be as specified in such filing.

(b)          The closing (the “Closing”) shall take place remotely via the electronic exchange of documents and signatures immediately prior to the Effective Time at 10:00 a.m., Eastern time, or in person at the principal offices of Hogan Lovells US LLP in Washington, D.C., or such other place, at such other time, or on such other date as the parties may mutually agree upon (such date, the “Closing Date”).  At the Closing, there shall be delivered to NBT and Salisbury the certificates and other documents required to be delivered under Article VI hereof.

Section 1.08          Alternative Structure.  NBT may, at any time prior to the Effective Time, change the method of effecting the combination of NBT and Salisbury, and NBT Bank and Salisbury Bank, respectively, (including the provisions of this Article I) if and to the extent it deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall (a) alter or change the Merger Consideration; (b) adversely affect the tax treatment of Salisbury’s shareholders pursuant to this Agreement; (c) adversely affect the tax treatment of NBT or Salisbury pursuant to this Agreement; or (d) be reasonably likely to materially impede or delay consummation of the transactions contemplated by this Agreement.  In the event NBT makes such a change, Salisbury agrees to execute an appropriate amendment to this Agreement in order to reflect such change.

Section 1.09          Additional Actions.  If, at any time after the Effective Time, NBT shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in NBT its right, title or interest in, to or under any of the rights, properties or assets of Salisbury or Salisbury Bank, or (ii) otherwise carry out the purposes of this Agreement, Salisbury, Salisbury Bank and their respective officers and directors shall be deemed to have granted to NBT an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in NBT or NBT Bank its right, title or interest in, to or under any of the rights, properties or assets of Salisbury or Salisbury Bank or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of NBT or NBT Bank are authorized in the name of Salisbury or Salisbury Bank or otherwise to take any and all such action.

Section 1.10          Absence of Control.  It is the intent of the parties to this Agreement that NBT or NBT Bank by reason of this Agreement shall not be deemed (until consummation of the transactions contemplated herein) to control, directly or indirectly, Salisbury or Salisbury Bank and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of Salisbury or Salisbury Bank.

ARTICLE II

CONSIDERATION; EXCHANGE PROCEDURES

Section 2.01          Merger Consideration.

(a)          Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

(i)           Each share of NBT Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

(ii)          Each share of Salisbury Stock issued and outstanding immediately prior to the Effective Time (other than shares of Salisbury Stock to be cancelled pursuant to Section 2.01(b)) shall become and be converted into the right to receive 0.7450 (the “Exchange Ratio”) shares of NBT Stock ( the “Merger Consideration”).

(b)          At the Effective Time, all shares of Salisbury Stock that are owned by Salisbury as treasury stock and all shares of Salisbury Stock that are owned directly or indirectly by NBT or Salisbury, including any shares of Salisbury Stock held by NBT or Salisbury or any of their respective Subsidiaries in respect of a debt previously contracted, other than shares that are held by NBT or Salisbury, if any, in a fiduciary capacity, shall be canceled and shall cease to exist and no Merger Consideration shall be delivered in exchange therefor. All shares of NBT Stock that are owned by Salisbury shall become treasury stock of NBT.

Section 2.02          Rights as Shareholders; Stock Transfers.  All shares of Salisbury Stock, when converted as provided in Section 2.01(a)(ii), shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously evidencing such shares of Salisbury Stock (each, a “Certificate”, it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Salisbury Stock) shall thereafter represent only the right to receive for each such share of Salisbury Stock, the Merger Consideration and, if applicable, any cash in lieu of fractional shares of NBT Stock in accordance with Section 2.03(f).  At the Effective Time, holders of the Salisbury Stock shall cease to be, and shall have no rights as, shareholders of Salisbury other than the right to receive the Merger Consideration and cash in lieu of fractional shares of NBT Stock as provided under this Article II.  After the Effective Time, there shall be no transfers on the stock transfer books of Salisbury of shares of Salisbury Stock.

Section 2.03          Exchange Procedures.

(a)          If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name a Certificate surrendered pursuant to Section 2.03(d) is registered, it shall be a condition to such payment that such Certificate shall be properly endorsed or otherwise be in proper form for transfer, as applicable, and the Person requesting such payment shall inform the Exchange Agent, pursuant to an agreement entered into prior to Closing, whether any transfer or other similar Taxes are required as a result of such payment to a Person other than the registered holder of such Certificate, or establish to the reasonable satisfaction of the Exchange Agent that such Taxes are not payable. If such transfer or other similar Taxes are payable pursuant to the preceding sentence, then the Exchange Agent shall withhold and deduct from the Merger Consideration (including cash in lieu of fractional shares of NBT Stock) otherwise payable pursuant to this Agreement to the designated Person other than the registered holder, such amounts as the Exchange Agent determines are necessary based on the information supplied by the registered holder. The Exchange Agent (or, subsequent to the twelve-month anniversary of the Effective Time, NBT) shall be entitled to deduct and withhold from the Merger Consideration (including cash in lieu of fractional shares of NBT Stock) otherwise payable pursuant to this Agreement to any holder of Salisbury Stock such amounts as the Exchange Agent or NBT, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax law, with respect to the making of such payment. To the extent that any amounts are withheld by the Exchange Agent or NBT, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Salisbury Stock in respect of whom such deduction and withholding was made by the Exchange Agent or NBT, as the case may be.

(b)          At least one (1) business day prior to the Effective Time, NBT shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Salisbury Stock pursuant to this Article II (i) certificates, or at NBT’s option, evidence of shares in book-entry form, representing the shares of NBT Stock, sufficient to pay the aggregate Stock Consideration required pursuant to this Article II, and (ii) an aggregate amount of cash sufficient to pay the estimated amount of cash to be paid in lieu of fractional shares of NBT Stock, each to be given to the holders of Salisbury Stock in exchange for Certificates pursuant to this Article II. Until the twelve (12) month anniversary of the Effective Time, NBT shall make available on a timely basis or cause to be made available to the Exchange Agent the following: (i) certificates, or at NBT’s option, evidence of shares in book-entry form, representing the shares of NBT Stock, sufficient to pay the aggregate Stock Consideration required pursuant to this Article II, and (ii) an aggregate amount of cash sufficient to pay the estimated amount of cash to be paid in lieu of fractional shares of NBT Stock, each to be given to the holders of Salisbury Stock in exchange for Certificates pursuant to this Article II. Upon such twelve (12) month anniversary, any such cash or certificates remaining in the possession of the Exchange Agent, together with any earnings in respect thereof, shall be delivered to NBT.  Any holder of Certificates who has not theretofore exchanged his or her Certificates for the Merger Consideration pursuant to this Article II or who has not theretofore submitted a letter of transmittal, if required, shall thereafter be entitled to look exclusively to NBT, and only as a general creditor thereof, for the Merger Consideration, as applicable, to which he or she may be entitled upon exchange of such Certificates pursuant to this Article II.  If outstanding Certificates are not surrendered, or the payment for the Certificates is not claimed prior to the date on which such payment would otherwise escheat to or become the property of any Governmental Authority, the unclaimed items shall, to the extent permitted by abandoned property and any other applicable law, become the property of NBT (and to the extent not in its possession shall be delivered to it), free and clear of all Liens of any Person previously entitled to such property.  Neither the Exchange Agent nor any of the parties hereto shall be liable to any holder of Salisbury Stock represented by any Certificate for any consideration paid to a public official pursuant to applicable abandoned property, escheat or similar laws.  NBT and the Exchange Agent shall be entitled to rely upon the stock transfer books of Salisbury to establish the identity of those Persons entitled to receive the Merger Consideration, which books shall be conclusive with respect thereto.

(c)          Promptly after the Effective Time, NBT shall cause the Exchange Agent to mail or deliver to each Person who did not surrender, or who improperly surrendered, such shareholder’s Certificates to the Exchange Agent and who was, immediately prior to the Effective Time, a holder of record of Salisbury Stock a notice advising such holders of the effectiveness of the Merger, including a letter of transmittal in a form reasonably satisfactory to NBT and Salisbury containing instructions for use in effecting the surrender of Certificates in exchange for the Merger Consideration which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon with respect to shares evidenced by Certificates, proper delivery to the Exchange Agent of such Certificates and the transmittal materials, duly, completely and validly executed in accordance with the instructions thereto. Upon surrender to the Exchange Agent of a Certificate for cancellation together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, the holder of such Certificate shall promptly be provided in exchange therefor, but in no event later than five (5) Business Days after due surrender, (x) a certificate, or at the election of NBT, a statement reflecting shares issued in book-entry form, representing the number of whole shares of NBT Stock that such holder is entitled pursuant to this Article II, and (y) a check in the amount equal to the sum of (A) the cash portion of the Merger Consideration that such holder has the right to receive in respect of such Certificate surrendered pursuant to this Article II, (B) any cash in lieu of fractional shares pursuant to Section 2.03(f) and (C) any dividends or other distributions that such holder is entitled pursuant to Section 2.03(e), and the Certificate so surrendered shall forthwith be canceled.  No interest will accrue or be paid with respect to any property to be delivered upon surrender of Certificates.

(d)          In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by NBT or the Exchange Agent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, NBT shall cause the Exchange Agent to issue the Merger Consideration deliverable to such Person, and any cash, unpaid dividends or other distributions that would be payable or deliverable to such Person, in respect of the shares of Salisbury Stock represented by such lost, stolen or destroyed Certificate.

(e)          No dividends or other distributions with respect to NBT Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of NBT Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to subsection (l) below, and all such dividends, other distributions and cash in lieu of fractional shares of NBT Stock shall be paid by NBT to the Exchange Agent, in each case until the surrender of such Certificate in accordance with this Section 2.03. Subject to the effect of applicable abandoned property, escheat or similar laws, following surrender of any such Certificate there shall be paid to the Holder of the whole shares of NBT Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of NBT Stock and the amount of any cash payable in lieu of a fractional share of NBT Stock to which such holder is entitled pursuant to subsection (l), and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of NBT Stock. NBT shall make available to the Exchange Agent cash for these purposes, if necessary.

(f)          Notwithstanding any other provision hereof, no fractional shares of NBT Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; no dividend or distribution by NBT shall relate to such fractional share interests; and such fractional share interests will not entitle the owner thereof to vote or to any other rights as a stockholder of NBT. In lieu of any such fractional shares, NBT shall pay to each holder of a fractional share of NBT Stock an amount of cash (without interest) determined by multiplying the fractional share interest to which such holder would otherwise be entitled by the average of the daily closing prices during the regular session of NBT Stock as reported on NASDAQ for the five (5) consecutive trading days ending on the third Business Day immediately prior to the Closing Date, rounded to the nearest whole cent (the “NBT Measurement Price”).

(g)          NBT, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (A) the issuance and delivery of shares of NBT Stock into which shares of Salisbury Stock are converted in the Merger and (B) the method of payment of cash in lieu of fractional shares of NBT Stock.

Section 2.04          Anti-Dilution Provisions.  In the event NBT or Salisbury changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of NBT Stock or Salisbury Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding NBT Stock or Salisbury Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted; provided, however, that, for the avoidance of doubt, no such adjustment shall be made with regard to NBT Stock if (a) NBT issues additional shares of NBT Stock and receives consideration for such shares in a bona fide third party transaction, (b) NBT issues additional shares of NBT Stock under the NBT Bancorp Inc. 2018 Omnibus Incentive Plan, or (c) NBT issues employee, director or other key service provider stock grants or similar equity awards or shares of NBT Stock upon the exercise or settlement thereof.

Section 2.05          Reservation of Shares.  Effective upon the date of this Agreement, NBT shall reserve for issuance a sufficient number of shares of NBT Stock for the purpose of issuing shares of NBT Stock to Salisbury shareholders in accordance with this Article II.

Section 2.06          Listing of Additional Shares.  Prior to the Effective Time, NBT shall notify NASDAQ of the additional shares of NBT Stock to be issued by NBT in exchange for the shares of Salisbury Stock.

Section 2.07          Treatment of Equity Awards.

(a)          Treatment of Stock Options.  Effective as of the Effective Time, each option to purchase a share of Salisbury Stock (“Salisbury Option”), whether vested or unvested, that is outstanding as of immediately prior to the Effective Time, shall be cancelled and automatically converted into the right to receive a lump sum cash payment from Salisbury or Salisbury Bank, as applicable, equal to (i) the number of shares of Salisbury Stock subject to such Salisbury Option at the Effective Time, multiplied by (ii) the amount by which the Per Share Consideration exceeds the per share exercise price of such Salisbury Option, less applicable taxes and other withholdings and without interest. For the avoidance of doubt, if the per share exercise price for a Salisbury Option is equal to or in excess of the Per Share Consideration, such Salisbury Option shall be cancelled at the Effective Time in exchange for no consideration. For the avoidance of doubt, NBT shall not assume any Salisbury Options.

(b)          Treatment of Restricted Stock Awards.  Immediately prior to the Effective Time, any vesting or other forfeiture restrictions on each share of Salisbury Stock subject to a substantial risk of forfeiture (“Salisbury Restricted Stock”) outstanding as of immediately prior to the Effective Time shall automatically lapse, and the net number of whole shares of Salisbury Stock (rounded down to the nearest whole share) determined following the withholding of a number of shares of Salisbury Stock necessary to satisfy applicable tax and other withholdings in connection with such vesting shall be treated as an issued and outstanding share of Salisbury Stock for the purposes of this Agreement.   For the avoidance of doubt, NBT shall not assume any Salisbury Restricted Stock.

(c)          Treatment of Performance-Based Restricted Stock Units .  Immediately prior to the Effective Time, each award of performance-based restricted stock units with respect to Salisbury Stock (“Salisbury RSUs”) outstanding as of immediately prior to the Effective Time (i) shall become vested as to the number of shares of Salisbury Stock subject to such Salisbury RSU award that would vest (A) based on target level achievement of all performance goals (without application of any modifier), if the Effective Time occurs during the first half of the applicable performance period of such award, or (B) based on actual level of achievement of all relevant performance goals against target measured as of the Effective Time, if the Effective Time occurs during the second half of the applicable performance period, in each such case, subject to further pro-ration (rounded down to the nearest whole share) based upon the length of time within which the performance period has elapsed prior to the Effective Time (counting to and including the Closing Date), and (ii) shall, after giving effect to such pro-rata vesting, be cancelled, with the net number of whole shares of Salisbury Stock (rounded down to the nearest whole share) deliverable with respect to such Salisbury RSU, determined following the withholding of a number of shares of Salisbury Stock necessary to satisfy applicable tax and other withholdings in connection with such vesting and deemed delivery, shall treated as an issued and outstanding share of Salisbury Stock for the purposes of this Agreement.  For the avoidance of doubt, NBT shall not assume any Salisbury RSUs.

(d)          Prior to the Effective Time, Salisbury shall take all actions that may be necessary or required (under any Salisbury Equity Plan, any applicable law, the applicable award agreements or otherwise) (i) to effectuate the provisions of this Section 2.07, (ii) to terminate each Salisbury Equity Plan as of the Effective Time without any further obligation or liability, and (iii) to ensure that, from and after the Effective Time, holders of Salisbury Options, Salisbury Restricted Stock, and Salisbury RSUs shall have no rights with respect to thereto other than those rights specifically provided in this Section 2.07, if any.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SALISBURY AND SALISBURY BANK

As a material inducement to NBT to enter into this Agreement and to consummate the transactions contemplated hereby, Salisbury and Salisbury Bank hereby make to NBT and NBT Bank the representations and warranties contained in this Article III, provided, however, that neither Salisbury or Salisbury Bank shall be deemed to have breached a representation or warranty as a consequence of the existence of any fact, event or circumstance unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in this Article III, has had or is reasonably likely to have, a Material Adverse Effect (disregarding for purposes of this proviso any materiality or Material Adverse Effect qualification or exception contained in any representation or warranty). Notwithstanding the immediately preceding sentence, the representations and warranties contained in (x) Section 3.04(a) and (b) shall be deemed untrue and incorrect if not true and correct except to a de minimis extent, (y) Section 3.02, 3.05, 3.06, 3.07, 3.13(a), 3.15, and 3.27 shall be deemed untrue and incorrect if not true and correct in all material respects and (z) Section 3.10(a) shall be deemed untrue and incorrect if not true and correct in all respects.

Section 3.01          Making of Representations and Warranties.  Except as set forth in the Salisbury Disclosure Schedule or the Salisbury SEC Documents, each of Salisbury and Salisbury Bank hereby represents and warrants to NBT and NBT Bank that the statements contained in this Article III are correct as of the date of this Agreement and will be correct as of the Closing Date, except as to any representation or warranty that specifically relates to an earlier date, which only need be correct as of such earlier date.

Section 3.02          Organization, Standing and Authority of Salisbury.  Salisbury is a Connecticut corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut and is duly registered as a financial holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Salisbury is duly licensed or qualified to do business in the States of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Salisbury.  The charter and bylaws of Salisbury, copies of which have been made available to NBT, are true, complete and correct copies of such documents and are in full force and effect as of the date of this Agreement.

Section 3.03          Organization, Standing and Authority of Salisbury Bank.  Salisbury Bank is a Connecticut-chartered bank duly organized, validly existing and in good standing under the laws of the State of Connecticut.  Salisbury Bank’s deposits are insured by the FDIC in the manner and to the fullest extent provided by applicable law, and all premiums and assessments required to be paid in connection therewith have been paid by Salisbury Bank when due.  No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Salisbury, threatened. Salisbury Bank is a nonmember bank with respect to the Federal Reserve System and its primary federal bank regulator is the FDIC.  Salisbury Bank is a member in good standing of the FHLBB and owns the requisite amount of stock of the FHLBB as set forth on Salisbury Disclosure Schedule 3.03.  The charter and bylaws of Salisbury Bank, copies of which have been made available to NBT, are true, complete and correct copies of such documents and are in full force and effect as of the date of this Agreement.

Section 3.04          Salisbury and Salisbury Bank Capital Stock.

(a)          The authorized capital stock of Salisbury consists solely of 10,000,000 shares of common stock, par value $0.10 per share, of which 5,783,966 shares (including Salisbury Restricted Stock) are issued and 5,783,966 shares are outstanding as of the date hereof (“Salisbury Stock”) and 25,000 shares of preferred stock, par value $0.01 per share, of which no shares are outstanding as of the date hereof.  As of the date hereof, there are no shares of Salisbury Stock held in treasury by Salisbury.  The outstanding shares of Salisbury Stock have been, and all shares of Salisbury Stock reserved for issuance in connection with Salisbury Options and Salisbury RSUs will be, when issued in accordance with their respective terms, duly authorized and validly issued, and are fully paid, and non-assessable.  Except for the Salisbury Options listed on Salisbury Disclosure Schedule 3.04(c)(i) and the Salisbury RSUs listed on Salisbury Disclosure Schedule 3.04(c)(iii), Salisbury does not have any Rights issued or outstanding with respect to Salisbury Stock and Salisbury does not have any commitment to authorize, issue or sell any Salisbury Stock or Rights.

(b)          The authorized capital stock of Salisbury Bank consists solely of 500,000 shares of common stock, par value $3.33 per share, of which 261,398 shares are outstanding as of the date hereof (“Salisbury Bank Stock”). The outstanding shares of Salisbury Bank Stock have been duly authorized and validly issued, are fully paid and non-assessable, are owned by Salisbury free and clear of all Liens (except as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law) and were not issued in violation of any preemptive rights. Salisbury Bank does not have any Rights issued or outstanding with respect to Salisbury Bank Stock and Salisbury Bank does not have any commitment to authorize, issue or sell any Salisbury Bank Stock or Rights.

(c)          Salisbury Disclosure Schedule 3.04(c)(i) contains a list setting forth, as of the date of this Agreement, with respect to each outstanding Salisbury Option, (i) the name of the holder of such Salisbury Option, (ii) whether the holder is a current or former employee, director or other individual service provider of Salisbury or any of its Subsidiaries, (iii) the number of shares of Salisbury Stock covered by such Salisbury Option, (iv) the exercise price per share with respect to such Salisbury Option, (v) the date of grant of such Salisbury Option, (vi) the date of expiration of such Salisbury Option, (vii) the vesting schedule applicable to such Salisbury Option, including whether such Salisbury Option is subject to accelerated vesting in connection with the consummation of the transactions contemplated hereby, (viii) whether such Salisbury Option is an incentive stock option or a nonqualified stock option, and (ix) the applicable Salisbury Equity Plan under which such Salisbury Option was granted. Upon issuance in accordance with the terms of the applicable Salisbury Equity Plan and award agreements, the shares of Salisbury Stock issued pursuant to the Salisbury Options have been and shall be issued in compliance with all applicable laws. Salisbury Disclosure Schedule 3.04(c)(ii) contains a list setting forth, as of the date of this Agreement, with respect to each outstanding share of Salisbury Restricted Stock, (i) the name of the holder of such Salisbury Restricted Stock, (ii) whether the holder is a current or former employee, director or other individual service provider of Salisbury or any of its Subsidiaries, (iii) the number of shares of Salisbury Stock covered by such Salisbury Restricted Stock award, (iv) the date of grant of such Salisbury Restricted Stock award, (v) the vesting schedule applicable to such Salisbury Restricted Stock, including whether such Salisbury Restricted Stock is subject to accelerated vesting in connection with the consummation of the transactions contemplated hereby, and (vi) the applicable Salisbury Equity Plan under which such Salisbury Restricted Stock was granted. Salisbury Disclosure Schedule 3.04(c)(iii) contains a list setting forth, as of the date of this Agreement, with respect to each outstanding Salisbury RSU, (i) the name of the holder of such Salisbury RSU, (ii) whether the holder is a current or former employee, director or other individual service provider of Salisbury or any of its Subsidiaries, (iii) the number of shares of Salisbury Stock covered by such Salisbury RSU award, (iv) the date of grant of such Salisbury RSU award, (v) the vesting schedule applicable to such Salisbury RSU, including whether such Salisbury RSU is subject to accelerated vesting in connection with the consummation of the transactions contemplated hereby, (vi) the applicable Salisbury Equity Plan under which such Salisbury RSU was granted, and (vi) whether such Salisbury RSU is subject to Section 409A of the Code.

Section 3.05          Subsidiaries.  Except as set forth on Salisbury Disclosure Schedule 3.05, Salisbury does not, directly or indirectly, own or control any Affiliate.  Except as disclosed on Salisbury Disclosure Schedule 3.05, Salisbury does not have any equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by Salisbury has not been conducted through any other direct or indirect Subsidiary or Affiliate of Salisbury.  No such equity investment identified in Salisbury Disclosure Schedule 3.05 is prohibited by applicable federal or state laws and regulations.

Section 3.06          Corporate Power; Minute Books.  Each of Salisbury and Salisbury Bank has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of Salisbury and Salisbury Bank has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities and the approval of Salisbury’s shareholders of this Agreement.  To the extent that either Salisbury or Salisbury Bank exercises trust powers or acts as a fiduciary, it holds all required approvals of the CTDOB or FDIC.  The minute books of Salisbury contain true, complete and accurate records, in all material respects, of all meetings and other corporate actions held or taken by shareholders of Salisbury and the Salisbury Board (including committees of the Salisbury Board). The minute books of Salisbury Bank contain true, complete and accurate records, in all material respects, of all meetings and other corporate actions held or taken by shareholders of Salisbury Bank and the Salisbury Bank Board (including committees of the Salisbury Bank Board).

Section 3.07          Execution and Delivery.  Subject to the approval of this Agreement by the shareholders of Salisbury, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Salisbury, the Salisbury Board, Salisbury Bank and the Salisbury Bank Board on or prior to the date hereof.  The Salisbury Board has directed that this Agreement be submitted to Salisbury’s shareholders for approval at a meeting of such shareholders and, except for the approval and adoption of this Agreement by the requisite affirmative vote of the holders of the outstanding shares of Salisbury Stock entitled to vote thereon, no other vote of the shareholders of Salisbury is required by law, the charter or bylaws of Salisbury or otherwise to approve this Agreement and the transactions contemplated hereby.  Salisbury and Salisbury Bank have duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by NBT and NBT Bank, this Agreement is a valid and legally binding obligation of Salisbury and Salisbury Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 3.08          Regulatory Approvals; No Defaults.

(a)          No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Salisbury or any of its Subsidiaries in connection with the execution, delivery or performance by Salisbury or Salisbury Bank of this Agreement or to consummate the transactions contemplated hereby, except for (i) filings of applications, notices or waiver requests, and consents, approvals or waivers described in Section 4.08, and (ii) the approval of this Agreement by the requisite affirmative vote of the holders of the outstanding shares of Salisbury Stock.  As of the date hereof, Salisbury has no Knowledge of any reason why the approvals set forth above and referred to in Section 6.01(a) will not be received in a timely manner.

(b)          Subject to receipt of the consents, approvals and waivers and the making of the filings referred to in the preceding paragraph, and the expiration of related waiting periods, the execution, delivery and performance of this Agreement by Salisbury and Salisbury Bank, as applicable, and the consummation of the transactions contemplated hereby do not and will not (i) constitute a breach or violation of, or a default under, the charter or bylaws of Salisbury (or similar governing documents) or similar governing documents of any of its Subsidiaries, (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Salisbury or any of its Subsidiaries, or any of its properties or assets, or (iii) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, except as set forth in Salisbury Disclosure Schedule 3.08(b), accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of Salisbury or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, contract, agreement or other instrument or obligation to which Salisbury or any of its Subsidiaries is a party, or by which it or any of its properties or assets may be bound or affected, except, in the case of clauses (ii) and (iii), for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Salisbury or Salisbury Bank.

Section 3.09          Financial Statements; SEC Documents.

(a)          Salisbury has previously made available to NBT copies of the Salisbury Financial Statements. The Salisbury Financial Statements (including the related notes, where applicable) fairly present in all material respects (subject, in the case of the unaudited statements, to recurring audit adjustments normal in nature and amount), the results of the operations and financial position of Salisbury and its consolidated Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) complies with applicable accounting requirements; and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto.  The books and records of Salisbury have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.  Baker Newman & Noyes LLC has not resigned or been dismissed as independent public accountants of Salisbury as a result of or in connection with any disagreements with Salisbury on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)          Salisbury’s Annual Report on Form 10-K, as amended through the date of this Agreement, for the fiscal year ended December 31, 2021 (the “Salisbury 2021 Form 10-K”), and all other reports, registration statements, definitive proxy statements or information statements required to be filed or furnished by Salisbury or any of its Subsidiaries subsequent to January 1, 2022, under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, the “Salisbury SEC Documents”), with the Securities and Exchange Commission (the “SEC”), and all of the Salisbury SEC Documents filed with the SEC after the date of this Agreement, in the form filed or to be filed, (i) complied or will comply as to form in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Except for those liabilities that are fully reflected or reserved against in the most recent audited consolidated balance sheet of Salisbury and its Subsidiaries contained in the Salisbury 2021 Form 10-K and, except for liabilities reflected in Salisbury SEC Documents filed prior to the date of this Agreement or incurred in the ordinary course of business consistent with past practices or in connection with this Agreement, since December 31, 2021, neither Salisbury nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto.

(c)          Salisbury and each of its Subsidiaries, officers and directors are in compliance with, and have complied in all material respects, with (1) the applicable provisions of Sarbanes-Oxley and the related rules and regulations promulgated under such act and the Exchange Act, and (2) the applicable listing and corporate governance rules and regulations of NASDAQ. Salisbury (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the Salisbury Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect Salisbury’s ability to record, process, summarize and report financial data and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Salisbury’s internal control over financial reporting.

Section 3.10          Absence of Certain Changes or Events.

(a)          Since December 31, 2021, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on Salisbury.

(b)          Except as set forth in Salisbury Disclosure Schedule 3.10(b), since December 31, 2021, each of Salisbury and its Subsidiaries has carried on its business only in the ordinary and usual course of business consistent with its past practices (except for actions in connection with the transactions contemplated by this Agreement).

(c)          Except as set forth in Salisbury Disclosure Schedule 3.10(c), since December 31, 2021, none of Salisbury or any of its Subsidiaries has (i) except in the ordinary course of business consistent with past practice (A), increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any current or former employee, director or other individual service provider from the amount thereof in effect as of December 31, 2021, (B) except as disclosed in the Salisbury SEC Documents, granted any severance, termination pay, bonus, retention bonus, or change in control benefits, entered into any contract to make or grant any severance, termination pay, bonus, retention bonus, or change in control benefits, or paid any bonus or retention bonus, or (C) except in the ordinary course of business consistent with past practice, granted any Salisbury Options, Salisbury Restricted Stock or Salisbury RSUs, (ii) except as disclosed in the Salisbury SEC Documents, declared, set aside or paid any dividend or other distribution (whether in cash, stock or property) with respect to any of Salisbury’s capital stock, (iii) effected or authorized any split, combination or reclassification of any of Salisbury’s capital stock or any issuance or issued any other securities in respect of, in lieu of or in substitution for shares of Salisbury’s capital stock, (iv) except as disclosed in the Salisbury SEC Documents, changed any accounting methods (or underlying assumptions), principles or practices of Salisbury affecting its assets, liabilities or business, including without limitation, any reserving, renewal or residual method, practice or policy, (v) made any tax election by Salisbury or any settlement or compromise of any income tax liability by Salisbury, (vi) made any material change in Salisbury’s policies and procedures in connection with underwriting standards, origination, purchase and sale procedures or hedging activities with respect to any Loans, (vii) suffered any strike, work stoppage, slow-down, or other labor disturbance, (viii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, (ix) had any union organizing activities or (x) made any agreement or commitment (contingent or otherwise) to do any of the foregoing.

Section 3.11          Regulatory Matters.

(a)          Each of Salisbury and its Subsidiaries has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2020 with any Governmental Authority and has paid all fees and assessments due and payable in connection therewith.  Except for normal examinations conducted by any Governmental Authority in the regular course of the business of Salisbury, and except as set forth in Salisbury Disclosure Schedule 3.11, no Governmental Authority has initiated any proceeding, or to the Knowledge of Salisbury, investigation into the business or operations of Salisbury or any of its Subsidiaries, since January 1, 2020.  There is no unresolved violation or matter requiring attention issued by any Governmental Authority in connection with any report or statement relating to any examinations of Salisbury Bank.  Each of Salisbury and Salisbury Bank is “well-capitalized” as defined in applicable laws and regulations, and Salisbury Bank has a Community Reinvestment Act of 1977, as amended (the “Community Reinvestment Act”), rating of “satisfactory” or better.

(b)          Other than as set forth in Salisbury Disclosure Schedule 3.11, since January 1, 2020, Salisbury has timely filed with the SEC and NASDAQ all documents required by the Securities Act and the Exchange Act and such documents, as the same may have been amended, complied, at the time filed with the SEC, in all material respects with the Securities Act and the Exchange Act.

(c)          Neither Salisbury, Salisbury Bank, nor any of their respective properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter (each a “Regulatory Order”) from any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities institutions or engaged in the insurance of deposits (including, without limitation, the CTDOB, the FDIC and the FRB) or the supervision or regulation of it.  Neither Salisbury nor Salisbury Bank has been advised by, or has any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any Regulatory Order.

(d)          Without limiting the generality of Section 8.10(b), the parties acknowledge that this Section 3.11 is subject to the limitations of Section 8.10(b) hereof.

Section 3.12          Legal Proceedings; Regulatory Action.

(a)          Other than as set forth in Salisbury Disclosure Schedule 3.12, (i) there are no pending or, to Salisbury’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions against, or governmental or regulatory investigations of, Salisbury or any of its Subsidiaries and (ii) to Salisbury’s Knowledge, there are no facts which would reasonably be expected to give rise to such litigation, claim, suit, investigation or other proceeding.

(b)          Neither Salisbury nor Salisbury Bank is a party to any, nor are there any pending or, to Salisbury’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations against Salisbury or Salisbury Bank in which, to the Knowledge of Salisbury, there is a reasonable probability of any material recovery against or a Material Adverse Effect on Salisbury or which challenges the validity or propriety of the transactions contemplated by this Agreement.

(c)          There is no injunction, order, judgment or decree imposed upon Salisbury or any of its Subsidiaries, or their respective assets, and no such action has been threatened against Salisbury or any of its Subsidiaries.

(d)          None of Salisbury or any of its Subsidiaries has been subject to any order or directive by, or been ordered to pay any civil money penalty by, or has been since January 1, 2020, a recipient of any supervisory letter from, or since January 1, 2020, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Governmental Authority that currently regulates in any material respect the conduct of its business or that in any manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly-situated banks or financial holding companies or their subsidiaries.

(e)          Neither Salisbury nor Salisbury Bank has been advised by a Governmental Authority that it will issue, or has Knowledge of any facts which would reasonably be expected to give rise to the issuance by any Governmental Authority or has Knowledge that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting), any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission.

(f)          Without limiting the generality of Section 8.10(b), the parties acknowledge that this Section 3.12 is subject to the limitations of Section 8.10(b) hereof.

Section 3.13          Compliance with Laws.

(a)          Each of Salisbury and its Subsidiaries is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Investment Company Act of 1940, as amended, the Equal Credit Opportunity Act, as amended, the Fair Housing Act, as amended, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act of 1970, as amended, the USA PATRIOT Act, and all other applicable fair lending and fair housing laws or other laws relating to discrimination;

(b)          Each of Salisbury and its Subsidiaries has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licensees, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Salisbury or its Subsidiaries; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Salisbury’s Knowledge, no suspension or cancellation of any of them is threatened;

(c)          None of Salisbury or any Subsidiary has received, since January 1, 2020, any notification or communication from any Governmental Authority (i) asserting that it is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor, to Salisbury’s Knowledge, do any grounds for any of the foregoing exist); and

(d)          Since January 1, 2020, Salisbury has conducted any finance activities (including, without limitation, mortgage banking and mortgage lending activities and consumer finance activities) in all material respects in compliance with all applicable statutes and regulations regulating the business of consumer lending, including, without limitation, state usury laws, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Homeowners Ownership and Equity Protection Act, the Fair Debt Collection Practices Act and other federal, state, local and foreign laws regulating lending (collectively, “Finance Laws”), and with all applicable origination, servicing and collection practices, as established by Salisbury or Salisbury Bank, with respect to any loan or credit extension by such entity.  In addition, there is no pending or, to the Knowledge of Salisbury, threatened charge by any Governmental Authority that Salisbury has violated, nor any pending or, to Salisbury’s Knowledge, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws.

(e)          Without limiting the generality of Section 8.10(b), the parties acknowledge that this Section 3.13 is subject to the limitations of Section 8.10(b) hereof.

Section 3.14          Material Contracts; Defaults.

(a)          Other than as set forth in Salisbury Disclosure Schedule 3.14 or as filed with the Salisbury SEC Documents, none of Salisbury or any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral): (i) with respect to the employment or service of any current or former employees, or directors of Salisbury or any of its Subsidiaries; (ii) which would entitle any current or former employee, director, other individual service provider or agent of Salisbury or any of its Subsidiaries to indemnification from Salisbury or such Subsidiaries; (iii) any agreement, arrangement, or commitment (whether written or oral) which, upon the consummation of the transactions contemplated by this Agreement would result in any payment (whether of change in control, bonus, retention bonus, severance pay or otherwise) becoming due from Salisbury or any of its Subsidiaries to any current or former employee, director, or other individual service provider thereof; (iv) which is not terminable on sixty (60) days or less notice and involving the payment of more than $100,000 per annum; (v) is material to the financial condition, results of operations or business of Salisbury or any of its Subsidiaries; (vi) is a Lease; or (vii) which materially restricts the conduct of any business by Salisbury.  Salisbury has previously delivered or made available to NBT true, complete and correct copies of each such document.  Each contract, arrangement, commitment or understanding of the type of described in this Section 3.14(a), whether or not set forth on Salisbury Disclosure Schedule 3.14 is referred to herein as a “Material Contract.”

(b)          To its Knowledge, neither Salisbury nor any of its Subsidiaries is in default under any Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.  No power of attorney or similar authorization given directly or indirectly by Salisbury or any of its Subsidiaries is currently outstanding.

Section 3.15          Brokers.  Neither Salisbury nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that Salisbury has engaged, and will pay a fee or commission to, Janney Montgomery Scott LLC.  A true, complete and correct copy of the engagement letter with Janney Montgomery Scott LLC has been provided to NBT.

Section 3.16          Employee Benefit Plans.

(a)          All benefit and compensation plans, contracts, programs, policies or arrangements maintained, sponsored or contributed to by Salisbury, Salisbury Bank, or any of their Subsidiaries, or with respect to which Salisbury, Salisbury Bank or any of their Subsidiaries has any liability, whether actual or contingent, covering current or former employees of Salisbury, Salisbury Bank, or any of their Subsidiaries (collectively, the “Salisbury Employees”), current or former directors of Salisbury, Salisbury Bank or any of their Subsidiaries, any other current or former individual service providers of Salisbury, Salisbury Bank, or any of their Subsidiaries, or the dependents or beneficiaries of any of the foregoing, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock based compensation, supplemental retirement, employment, consulting, termination, severance, change in control, separation, retention, incentive, bonus, fringe benefit, health, medical, dental, vision, disability, accident, life insurance, welfare benefit, cafeteria, flexible spending, vacation, paid time off or perquisite plans, contracts, programs, policies or arrangements, in each case, whether written or unwritten (the “Salisbury Benefit Plans”), are identified in Salisbury Disclosure Schedule 3.16(a).  Salisbury or Salisbury Bank has delivered or made available to NBT a copy of each Salisbury Benefit Plan (or a written description of the material provisions of each unwritten Salisbury Benefit Plan) and, with respect thereto, as applicable, (i) all amendments, currently effective trust (or other funding vehicle) agreements and insurance contracts, (ii) the most recent summary plan description (and all summaries of material modifications thereto), (iii) the most recent actuarial report (or other financial statement relating to such Salisbury Benefit Plan), (iv) the three (3) most recently filed Forms 5500 (with all schedules and attachments), (v) the most recent determination (or, if applicable, opinion or advisory) letter from the IRS and (vi) all material correspondence to or from a Governmental Authority during the past three (3) years.

(b)          Each Salisbury Benefit Plan has been maintained and administered in material compliance with its terms and applicable law, including, without limitation, ERISA and the Code. Each Salisbury Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Salisbury Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination (or, if applicable, opinion or advisory) letter from the IRS, and to the Knowledge of Salisbury, there are no circumstances likely to result in revocation of any such favorable determination (or, if applicable, opinion or advisory) letter or the loss of the qualification of such Salisbury Pension Plan under Section 401(a) of the Code.  There is no pending or, to Salisbury’s Knowledge, threatened claim, action, suit, litigation, proceeding, arbitration, mediation, investigation or audit relating to the Salisbury Benefit Plans (other than routine claims for benefits in the normal course).  Neither Salisbury, Salisbury Bank nor any of their Subsidiaries has engaged in any transaction with respect to any Salisbury Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Salisbury, Salisbury Bank or any of their Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c)          Neither Salisbury, Salisbury Bank, any of their Subsidiaries nor any entity which is considered to be one employer with Salisbury, Salisbury Bank or any of their Subsidiaries under Section 4001 of ERISA or Section 414 of the Code maintains, sponsors, participates in or contributes to (or has any obligation to contribute to), or has ever maintained, sponsored, participated in or contributed to (or had any obligation to contribute to), or has or is reasonably expected to have any direct or indirect liability with respect to any plan subject to Title IV of ERISA, including any “multiemployer plan,” as defined in Section 3(37) of ERISA.  None of the Salisbury Benefit Plans is a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code) or a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA).

(d)          All contributions, payments, premiums and other obligations required to be made under the terms of any Salisbury Benefit Plan or an agreement with any Salisbury Employee have been timely made or have been accurately reflected on the financial statements of Salisbury.

(e)          Other than as identified in Salisbury Disclosure Schedule 3.16(e), neither Salisbury, Salisbury Bank nor any of their Subsidiaries has any obligations to provide or fund retiree health or life insurance benefits, other than coverage as may be required under Section 4980B of the Code or Part 6 of Title I of ERISA, or under the continuation of coverage provisions of the applicable laws of any state or locality.  Salisbury or Salisbury Bank may amend or terminate any Salisbury Benefit Plan identified in Salisbury Disclosure Schedule 3.16(e) at any time without incurring any liability thereunder.

(f)          Other than as set forth in Salisbury Disclosure Schedule 3.16(f), the execution of this Agreement, shareholder approval of this Agreement or consummation of any of the transactions contemplated by this Agreement (either alone or together with any other event) will not (i) entitle any Salisbury Employees to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Salisbury Benefit Plans, (iii) result in any breach or violation of, or a default under, any of the Salisbury Benefit Plans, (iv) result in any payment that would be a “parachute payment” to a “disqualified individual” as those terms are defined in Section 280G of the Code, without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future, (v) limit or restrict the right of Salisbury or Salisbury Bank, or after the consummation of the transactions contemplated hereby, NBT, the Surviving Corporation or the Surviving Bank, to merge, amend, or terminate any of the Salisbury Benefit Plans, or (vi) result in payments that would not be deductible under Section 162(m) of the Code.

(g)          Other than as set forth in Salisbury Disclosure Schedule 3.16(g), neither Salisbury nor Salisbury Bank has any obligation to compensate any current or former employee, officer, director or other service provider of Salisbury, Salisbury Bank or any of their Subsidiaries for excise Taxes paid pursuant to Section 4999 of the Code. Salisbury Disclosure Schedule 3.16(g) contains a schedule showing the present value of the monetary amounts payable as of the date specified in such schedule, whether individually or in the aggregate (including good faith estimates of all amounts not subject to precise quantification as of the date of this Agreement), under any employment, change-in-control, severance or similar contract, plan or arrangement with or which covers any present or former director, officer or employee of Salisbury or Salisbury Bank who may be entitled to any such amount and identifying the types and estimated amounts of the in-kind benefits due under any Salisbury Benefit Plans (other than a plan qualified under Section 401(a) of the Code) for each such person, specifying the assumptions in such schedule.

(h)          Salisbury, Salisbury Bank, each of their Subsidiaries and each Salisbury Benefit Plan are in material compliance with the applicable terms of the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, and the guidance and regulations issued under each of the foregoing.

(i)          Each Salisbury Benefit Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) and any deferral elections thereunder are in documentary compliance with and have been maintained and operated in compliance with its terms and the operational and documentary requirements of Section 409A of the Code and the regulations thereunder. Neither Salisbury, Salisbury Bank nor any of their Subsidiaries has any obligation to gross up, indemnify or otherwise reimburse any current or former officer, director, employee or consultant of Salisbury, Salisbury Bank or any of their Subsidiaries for any Taxes incurred by such individual pursuant to Section 409A of the Code.

Section 3.17          Labor Matters.

(a)          None of Salisbury or any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Salisbury or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act, as amended) or seeking to compel Salisbury or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to Salisbury’s Knowledge, threatened, nor is Salisbury or any of its Subsidiaries aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

(b)          Salisbury and each of its Subsidiaries is in material compliance with all applicable laws, statutes, rules and regulations respecting employment and employment practices, terms and conditions of employment of employees, former employees and prospective employees, wages and hours, pay equity, discrimination in employment, wrongful discharge, collective bargaining, fair labor standards, occupational health and safety, personal rights or any other labor and employment-related matters.

(c)          Salisbury and each of its Subsidiaries has paid in full to all of its employees or adequately accrued in accordance with GAAP all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees.  Salisbury and each of its Subsidiaries has properly classified all of its service providers as either employees or independent contractors and as exempt or non-exempt for all purposes (including for purposes of the Salisbury Benefit Plans), if applicable, and has made all appropriate filings in connection with services provided by, and compensation paid to, such service providers.

(d)          During the preceding three (3) years, (i) neither Salisbury nor any of its Subsidiaries has effectuated a “plant closing” (as defined in the federal or applicable state WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the federal or applicable state WARN Act) in connection with Salisbury or any of its Subsidiaries affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) neither Salisbury nor any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar applicable law.

Section 3.18          Environmental Matters.

(a)          Except as set forth in Salisbury Disclosure Schedule 3.18, each property owned, leased or operated by Salisbury and its Subsidiaries, to Salisbury’s Knowledge, are, and have been, in material compliance with all Environmental Laws.  Neither Salisbury nor any of its Subsidiaries has Knowledge of, nor has Salisbury or any of its Subsidiaries received notice of, any past, present, or future conditions, events, activities, practices or incidents that may interfere with or prevent the material compliance of Salisbury or Salisbury Bank with all Environmental Laws.

(b)          Salisbury and its Subsidiaries have obtained all material permits, licenses and authorizations that are required for its operations under all Environmental Laws.

(c)          No Hazardous Substance exists on, about or within any of the owned real properties, nor to Salisbury’s Knowledge have any Hazardous Substance previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of its properties.  The use that Salisbury or any of its Subsidiaries makes and intends to make of any of its properties shall not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Substance on, in or from any of those properties.

(d)          There is no action, suit, proceeding, investigation, or inquiry before any court, administrative agency or other governmental authority pending or, to Salisbury’s Knowledge, threatened against Salisbury or Salisbury Bank relating in any way to any Environmental Law.  None of Salisbury or any of its Subsidiaries has a liability for remedial action under any Environmental Law.  None of Salisbury or any of its Subsidiaries has received any request for information by any governmental authority with respect to the condition, use or operation of any of its owned real properties or Salisbury Loan Properties nor has Salisbury or any of its Subsidiaries received any notice of any kind from any governmental authority or other person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law with respect to any of its owned real properties or Salisbury Loan Properties.

Section 3.19          Tax Matters.

(a)          Salisbury and its Subsidiaries have filed all income and other material Tax Returns that they were required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed.  All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations.  All Taxes due and owing by Salisbury and its Subsidiaries (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of Salisbury or such Subsidiary is contesting in good faith.  None of Salisbury or any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return, and neither Salisbury nor any its Subsidiaries currently has any open tax years other than those with respect to which the statute of limitations has not expired.  No claim has ever been made by an authority in a jurisdiction where Salisbury or any of its Subsidiaries does not file material Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of Salisbury or any Subsidiary.

(b)          Each of Salisbury and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party, and has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

(c)          No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of Salisbury are pending with respect to Salisbury or any of its Subsidiaries.  None of Salisbury or any of its Subsidiaries has received from any foreign, federal, state, or local taxing authority (including jurisdictions where Salisbury or any Subsidiary has not filed Tax Returns) any (i)  notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii)  notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against Salisbury or any of its Subsidiaries.

(d)          Salisbury has provided NBT with true and complete copies of the United States federal, state, local, and foreign income Tax Returns filed with respect to Salisbury and its Subsidiaries for taxable periods ended December 31, 2021, 2020 and 2019.  Salisbury has delivered to NBT correct and complete copies of all statements of deficiencies assessed against or agreed to by Salisbury or any of its Subsidiaries filed for the years ended December 31, 2021, 2020 and 2019.  Each of Salisbury and its Subsidiaries has timely and properly taken such actions in response to and in compliance with notices Salisbury or any Subsidiary has received from the IRS in respect of information reporting and backup and nonresident withholding as are required by law.

(e)          None of Salisbury or any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(f)          None of Salisbury or any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).  Each of Salisbury and its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax withing the meaning of Code Section 6662.  Except as set forth in Salisbury Disclosure Schedule 3.19(f), none of Salisbury or any of its Subsidiaries is a party to or bound by any Tax allocation or sharing agreement.  None of Salisbury or any of its Subsidiaries (i) has been a member of any consolidated, affiliated or unitary group of corporations for any Tax purposes, or (ii) has any liability for the Taxes of any individual, bank, corporation, partnership, association, joint stock company, business trust, limited liability company, or unincorporated organization (other than Salisbury or such Subsidiary) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(g)          The unpaid Taxes of Salisbury and its Subsidiaries (i) did not, as of the end of the most recent period covered by Salisbury’s or any of its Subsidiary’s call reports filed on or prior to the date hereof, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the financial statements included in Salisbury’s or such Subsidiary’s call reports filed on or prior to the date hereof (rather than in any notes thereto), and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of Salisbury and its Subsidiaries in filing its Tax Returns.  Since the end of the most recent period covered by Salisbury’s or its Subsidiaries’ call reports filed prior to the date hereof, none of Salisbury or any of its Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(h)          Neither of Salisbury nor any of its Subsidiaries shall be required to include any material item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); (iv) installment sale or open transaction disposition made on or prior to the Closing Date; or (v) prepaid amount received on or prior to the Closing Date.

(i)          None of Salisbury or any of its Subsidiaries has distributed stock of another Person or had its stock distributed by another Person in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(j)          None of Salisbury or any of its Subsidiaries has participated in a listed transaction within the meaning of Reg. Section 1.6011-4 (or any predecessor provision) and Salisbury has not been notified of, or to Salisbury’s Knowledge has participated in, a transaction that is described as a “reportable transaction” within the meaning of Reg. Section 1.6011-4(b)(1).

(k)         None of Salisbury or any of its Subsidiaries is subject to any private letter ruling of the IRS or comparable rulings of any Governmental Authority.

(l)          None of Salisbury or any of its Subsidiaries has, or to Salisbury’s Knowledge has ever had, a permanent establishment in any country other than the United States, or has not engaged in a trade or business in any country other than the United States that subjected it to tax in such country.

(m)        Except as set forth on Salisbury Disclosure Schedule 3.19(m), none of Salisbury or any of its Subsidiaries has deferred payroll taxes or availed itself of any of the tax deferred credits or benefits pursuant to the CARES Act or otherwise taken advantage of any change in applicable legal requirements in connection with the COVID-19 pandemic that has the result of temporarily reducing (or temporarily delaying the due date of) otherwise applicable payment obligations.

Section 3.20          Investment Securities.  Salisbury Disclosure Schedule 3.20 sets forth the book and market value, as of September 30, 2022, of the investment securities, mortgage-backed securities and securities held for sale of Salisbury and its Subsidiaries, as well as, with respect to such securities, descriptions thereof, CUSIP numbers, book values, fair values and coupon rates.  Each of Salisbury and its Subsidiaries has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of Salisbury or any Subsidiary.

Section 3.21          Derivative Transactions.  All Derivative Transactions entered into by Salisbury or any of its Subsidiaries were entered into in all material respects in accordance with applicable rules, regulations and policies of any Governmental Authority, and in accordance with the investment, securities, commodities, risk management and other policies, practices and procedures employed by Salisbury and its Subsidiaries, and were entered into with counterparties believed at the time to be financially responsible and able to understand (either alone or in consultation with their advisers) and to bear the risks of such Derivative Transactions.  Salisbury and its Subsidiaries have duly performed all of their obligations under the Derivative Transactions to the extent that such obligations to perform have accrued, and, to the Knowledge of Salisbury, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.  Salisbury and its Subsidiaries have adopted policies and procedures consistent with the publications of Governmental Authorities with respect to their derivatives program.

Section 3.22          Loans; Nonperforming and Classified Assets.

(a)          Except as set forth in Salisbury Disclosure Schedule 3.22(a),  as of the date hereof, none of Salisbury or any of its Subsidiaries is a party to any written or oral (i) loan, loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”), under the terms of which the obligor was, as of September 30, 2022, over sixty (60) days delinquent in payment of principal or interest or in default of any other material provision, or (ii) Loan with any director, executive officer or five percent or greater shareholder of Salisbury or any of its Subsidiaries, or to the Knowledge of Salisbury, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing.  Salisbury Disclosure Schedule 3.22(a) identifies (x) each Loan that as of September 30, 2022 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by Salisbury or any of its Subsidiaries or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (y) each asset of Salisbury that as of September 30, 2022 was classified as other real estate owned (“OREO”) and the book value thereof.

(b)          Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected, and (iii) to the Knowledge of Salisbury, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)          The loan documents with respect to each Loan were in material compliance with applicable laws and regulations and Salisbury’s or the applicable Subsidiary’s lending policies at the time of origination of such Loans and are complete and correct.

(d)          Except as set forth in Salisbury Disclosure Schedule 3.22(d), none of Salisbury or any of its Subsidiaries is a party to any agreement or arrangement with (or otherwise obligated to) any Person which obligates Salisbury or any of its Subsidiaries to repurchase from any such Person any Loan or other asset of Salisbury or any of its Subsidiaries.

Section 3.23          Tangible Properties and Assets.

(a)          Salisbury Disclosure Schedule 3.23(a) sets forth a true, correct and complete list of all real property owned by Salisbury or any of its Subsidiaries.  Except as set forth in Salisbury Disclosure Schedule 3.23(a), and except for properties and assets disposed of in the ordinary course of business or as permitted by this Agreement, Salisbury or the relevant Subsidiary has good title to, valid leasehold interests in or otherwise legally enforceable rights to use all of the real property, personal property and other assets (tangible or intangible), used, occupied and operated or held for use by it in connection with its business as presently conducted in each case, free and clear of any Lien, except for (i) statutory Liens for amounts not yet delinquent, (ii) Liens incurred in the ordinary course of business or imperfections of title, easements and encumbrances, if any, that, individually and in the aggregate, are not material in character, amount or extent, and do not materially detract from the value and do not materially interfere with the present use, occupancy or operation of any material asset, and (iii) those described and reflected in the Salisbury Financial Statements.

(b)          Salisbury Disclosure Schedule 3.23(b) sets forth a true, correct and complete schedule of all leases, subleases, licenses and other agreements under which Salisbury or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, real property (the “Leases”).  Each of the Leases is valid, binding and in full force and effect and, as of the date hereof, neither Salisbury nor any of its Subsidiaries has received a written notice of, and otherwise has no Knowledge of any, default or termination with respect to any Lease.  There has not occurred any event and, to Salisbury’s Knowledge, no condition exists that would constitute a termination event or a material breach by Salisbury or any of its Subsidiaries of, or material default by Salisbury or any of its Subsidiaries in, the performance of any covenant, agreement or condition contained in any Lease, and to Salisbury’s Knowledge, no lessor under a Lease is in material breach or default in the performance of any material covenant, agreement or condition contained in such Lease.  Except as set forth on Salisbury Disclosure Schedule 3.23(b), there is no pending or, to Salisbury’s Knowledge, threatened proceeding, action or governmental or regulatory investigation of any nature by any Governmental Authority with respect to the real property that Salisbury or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, including without limitation a pending or threatened taking of any of such real property by eminent domain.  Each of Salisbury and its Subsidiaries has paid all rents and other charges to the extent due under the Leases.

Section 3.24          Intellectual Property.  Salisbury Disclosure Schedule 3.24 sets forth a true, complete and correct list of all Salisbury Intellectual Property owned or purported to be owned by Salisbury.  Salisbury owns or has a valid license to use all Salisbury Intellectual Property necessary to the conduct of the business of Salisbury, free and clear of all Liens, royalty or other payment obligations (except for royalties or payments with respect to off-the-shelf Software at standard commercial rates).  Salisbury Intellectual Property constitutes all of the Intellectual Property necessary to carry on the business of Salisbury and its Subsidiaries as currently conducted.  Salisbury Intellectual Property owned by Salisbury or any of its Subsidiaries, and to the Knowledge of Salisbury, all other Salisbury Intellectual Property, is valid and enforceable and has not been cancelled, forfeited, expired or abandoned, and none of Salisbury or any of its Subsidiaries has received notice challenging the validity or enforceability of Salisbury Intellectual Property.  To the Knowledge of Salisbury, the conduct of the business of Salisbury and its Subsidiaries does not violate, misappropriate or infringe upon the Intellectual Property rights of any third party.  The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of the right of Salisbury or any of its Subsidiaries to own or use any of the Salisbury Intellectual Property.

Section 3.25          Fiduciary Accounts.  Except as set forth in Salisbury Disclosure Schedule 3.25, since January 1, 2020, each of Salisbury and its Subsidiaries has properly administered all accounts for which it is or was a fiduciary, including but not limited to accounts for which it serves or served as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither Salisbury nor any of its Subsidiaries nor any of their respective directors, officers or employees, has committed any breach of trust with respect to any fiduciary account and the records for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

Section 3.26          Insurance.

(a)          Salisbury Disclosure Schedule 3.26(a) identifies all of the material insurance policies, binders, or bonds currently maintained by Salisbury or any of its Subsidiaries, other than credit-life policies (the “Insurance Policies”), including the insurer, policy numbers, amount of coverage, effective and termination dates and any pending claims thereunder.  Each of Salisbury and its Subsidiaries is insured, and during each of the past three (3) calendar years has been insured against such risks and in such amounts as the management of Salisbury reasonably has determined to be prudent in accordance with industry practices and has maintained all insurance required by applicable laws and regulations.  All the Insurance Policies are in full force and effect, none of Salisbury or any of its Subsidiaries is in material default thereunder and all claims thereunder have been filed in due and timely fashion.

(b)          Salisbury Disclosure Schedule 3.26(b) sets forth a true, correct and complete description of all bank-owned life insurance (“BOLI”) owned by Salisbury or any of its Subsidiaries, including the value of BOLI as of the end of the most recent month for which a statement is available prior to the date hereof.  The value of such BOLI as of the date hereof is fairly and accurately reflected in the Salisbury Financial Statements in accordance with GAAP.

Section 3.27          Antitakeover Provisions.  No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby.

Section 3.28          Fairness Opinion.  The Salisbury Board has received the written opinion of Janney Montgomery Scott LLC to the effect that, as of the date hereof, the Merger Consideration is fair to the holders of Salisbury Stock from a financial point of view.

Section 3.29          Proxy Statement/Prospectus.  As of the date of the Proxy Statement/Prospectus and the date of the meeting of the shareholders of Salisbury to which such Proxy Statement/Prospectus relates, the Proxy Statement/Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date, and further provided that no representation and warranty is made with respect to information relating to NBT and its Subsidiaries included in the Proxy Statement/Prospectus.

Section 3.30          CRA, Anti-money Laundering and Customer Information Security.  Neither Salisbury nor Salisbury Bank is a party to any agreement with any individual or group regarding CRA matters and neither Salisbury nor Salisbury Bank has any Knowledge of, nor has Salisbury or Salisbury Bank been advised of or has any reason to believe that any facts or circumstances exist, which would cause Salisbury or Salisbury Bank: (a) to be deemed not to be in satisfactory compliance with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by Bank Regulators of lower than “satisfactory”; (b) to be deemed to be operating in violation of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Chapter X), the USA PATRIOT Act, and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (c) to be deemed not to be in satisfactory compliance with the applicable requirements contained in any federal and state privacy or data security laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by Salisbury pursuant to 12 C.F.R. Part 208, Subpart J, Appendix D.  Furthermore, the Salisbury Board has adopted, and Salisbury has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA PATRIOT Act and the regulations thereunder.

Section 3.31          Transactions with Affiliates.  Except as set forth on Salisbury Disclosure Schedule 3.31, there are no outstanding amounts payable to or receivable from, or advances by Salisbury or any of its Subsidiaries to, and neither Salisbury nor any of its Subsidiaries is otherwise a creditor or debtor to, any shareholder owning five percent (5%) or more of the outstanding Salisbury Stock, director, employee or Affiliate of Salisbury or any of its Subsidiaries, other than as part of the normal and customary terms of such persons’ employment or service as a director with Salisbury or any of its Subsidiaries or other than in the ordinary course of Salisbury Bank’s business.  All transactions, agreements and relationships between Salisbury and any Subsidiary and any Affiliates, shareholders, directors or officers of Salisbury and any Subsidiary comply, to the extent applicable, with Regulation W and Regulation O of the FRB.

Section 3.32          Disclosure.  The representations and warranties contained in this Article III, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article III not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF NBT AND NBT BANK

As a material inducement to Salisbury to enter into this Agreement and to consummate the transactions contemplated hereby, NBT and NBT Bank hereby make to Salisbury and Salisbury Bank the representations and warranties contained in this Article IV, provided, however, that NBT shall not be deemed to have breached a representation or warranty as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in this Article IV, has had or is reasonably likely to have, a Material Adverse Effect (disregarding for purposes of this proviso any materiality or Material Adverse Effect qualification or exception contained in any representation or warranty). Notwithstanding the immediately preceding sentence, the representations and warranties contained in (x) Section 4.04 shall be deemed untrue and incorrect if not true and correct except to a de minimis extent, (y) Section 4.02, 4.05, 4.06, 4.07, 4.13(a), 4.14, and 4.21 shall be deemed untrue and incorrect if not true and correct in all material respects and (z) Section 4.09 shall be deemed untrue and incorrect if not true and correct in all respects.

Section 4.01          Making of Representations and Warranties.  Except as set forth in the NBT Disclosure Schedule and the NBT SEC Documents, NBT hereby represents and warrants to Salisbury that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date, except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date.

Section 4.02          Organization, Standing and Authority of NBT. NBT is a Delaware corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is duly registered as a financial holding company under the BHC Act.  NBT is duly licensed or qualified to do business in the States of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NBT.  The charter and bylaws of NBT, copies of which have been made available to Salisbury, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

Section 4.03          Organization, Standing and Authority of NBT Bank.  NBT Bank is a federally-chartered national bank duly organized, validly existing and in good standing under the laws of the United States.  NBT Bank’s deposits are insured by the FDIC in the manner and to the fullest extent provided by applicable law, and all premiums and assessments required to be paid in connection therewith have been paid by NBT Bank when due. NBT Bank’s primary federal bank regulator is the OCC. NBT Bank is a member in good standing of the FHLBNY and, as of September 30, 2022, owns the requisite amount of stock of the FHLBNY as set forth on NBT Disclosure Schedule 4.03.  The charter and bylaws of NBT Bank, copies of which have been made available to Salisbury, are true, complete and correct copies of such documents as in full force and effect as of the date of this Agreement.

Section 4.04          NBT Capital Stock.  The authorized capital stock of NBT consists of 100,000,000 shares of NBT Stock, of which 49,651,493 shares are issued and 42,857,595 shares are outstanding as of the date hereof, and 2,500,000 shares of preferred stock, par value $0.01 per share, of which no shares are outstanding as of the date hereof.  As of the date hereof, 6,793,898 shares of NBT Stock are held in treasury by NBT.  The outstanding shares of NBT Stock have been duly authorized and validly issued and are fully paid and non-assessable.  Except for the NBT Stock to be issued pursuant to this Agreement and outstanding equity awards issued under any NBT Benefit Plan, NBT does not have any Rights issued or outstanding with respect to NBT Stock and NBT does not have any commitments to authorize, issue or sell any NBT Stock or Rights.

Section 4.05          Subsidiaries.  Except as set forth on NBT Disclosure Schedule 4.05, NBT does not, directly or indirectly, own or control any Affiliate.  Except as disclosed on NBT Disclosure Schedule 4.05, NBT does not have any equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by NBT has not been conducted through any other direct or indirect Subsidiary or Affiliate of NBT.  No such equity investment identified in NBT Disclosure Schedule 4.05 is prohibited by the applicable federal or state laws and regulations.

Section 4.06          Corporate Power; Minute Books.  Each of NBT and NBT Bank has the corporate or other power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and each of NBT and NBT Bank has the corporate or other power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject to receipt of all necessary approvals of Governmental Authorities.  The minute books of NBT contain true, complete and accurate records, in all material respects, of all meetings and other corporate actions held or taken by shareholders of NBT and the NBT Board (including committees of the NBT Board). The minute books of NBT Bank contain true, complete and accurate records, in all material respects, of all meetings and other corporate actions held or taken by shareholders of NBT Bank and the NBT Bank Board (including committees of the NBT Bank Board).

Section 4.07          Execution and Delivery.  This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of NBT and NBT Bank and each of their respective Boards of Directors on or prior to the date hereof.  No vote of the shareholders of NBT is required by law, the charter and bylaws of NBT or otherwise to approve this Agreement, or issue shares of NBT and the transactions contemplated hereby. Each of NBT and NBT Bank has duly executed and delivered this Agreement and, assuming due authorization, execution and delivery by Salisbury and Salisbury Bank, this Agreement is a valid and legally binding obligation of each of NBT and NBT Bank, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

Section 4.08          Regulatory Approvals; No Defaults.

(a)          No consents or approvals of, or waivers by, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by NBT or any of its Subsidiaries in connection with the execution, delivery or performance by NBT or NBT Bank of this Agreement or to consummate the transactions contemplated hereby, except for filings of applications, notices or waiver requests, and consents, approvals or waivers described in Section 4.08.  As of the date hereof, NBT has no Knowledge of any reason why the approvals set forth above and referred to in Section 6.01(a) will not be received in a timely manner.

(b)          Subject to the receipt of all consents, approvals, waivers or non-objections of a Governmental Authority required to consummate the transactions contemplated by this Agreement, including, without limitation, (1) approvals, waivers or non-objections of each of the FRB, the OCC and the CTDOB, as required (“Regulatory Approvals”), (2) the required filings under federal and state securities laws, (3) the declaration of effectiveness of the Merger Registration Statement by the SEC, and (4) approval of the listing of NBT Stock to be issued in connection with the Merger on NASDAQ, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, the Merger) by NBT and NBT Bank do not and will not (i) constitute a breach or violation of, or a default under, result in a right of termination, or the acceleration of any right or obligation under, any law, rule or regulation or any judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement of NBT or of any of its Subsidiaries or to which NBT or any of its Subsidiaries, properties or assets is subject or bound, (ii) constitute a breach or violation of, or a default under, the charter or bylaws or other organizational documents of NBT or NBT Bank, or (iii) require the consent or approval of any third party or Governmental Authority under any such law, rule, regulation, judgment, decree, order, permit, license, credit agreement, indenture, loan, note, bond, mortgage, reciprocal easement agreement, lease, instrument, concession, franchise or other agreement, except, in the case of clauses (i) and (iii), for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on NBT or NBT Bank.

(c)          As of the date of this Agreement, NBT has no Knowledge of any reasons relating to NBT or NBT Bank (including, without limitation, compliance with the CRA or the USA PATRIOT Act) why any of the Regulatory Approvals shall not be received from the applicable Governmental Authorities having jurisdiction over the transactions contemplated by this Agreement.

Section 4.09          Absence of Certain Changes or Events.  Since December 31, 2021, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on NBT and its Subsidiaries taken as a whole.

Section 4.10          SEC Documents; Financial Statements; and Financial Controls and Procedures.

(a)          NBT’s Annual Report on Form 10-K, as amended through the date of this Agreement, for the fiscal year ended December 31, 2021 (the “NBT 2021 Form 10-K”), and all other reports, registration statements, definitive proxy statements or information statements required to be filed or furnished by NBT or any of its Subsidiaries subsequent to January 1, 2022, under the Securities Act, or under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (collectively, the “NBT SEC Documents”), with the SEC, and all of the NBT SEC Documents filed with the SEC after the date of this Agreement, in the form filed or to be filed, (i) complied or will comply as to form in all material respects with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such NBT SEC Document (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which such balance sheet relates as of its date, and each of the statements of income and changes in stockholders’ equity and cash flows or equivalent statements in such NBT SEC Documents (including any related notes and schedules thereto) fairly presents and will fairly present the results of operations, changes in stockholders’ equity and changes in cash flows, as the case may be, of the entity or entities to which such statement relates for the periods to which it relates, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited financial statements. Except for those liabilities that are fully reflected or reserved against in the most recent audited consolidated balance sheet of NBT and its Subsidiaries contained in the NBT 2021 Form 10-K and, except for liabilities reflected in NBT SEC Documents filed prior to the date of this Agreement or incurred in the ordinary course of business consistent with past practices or in connection with this Agreement, since December 31, 2021, neither NBT nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on its consolidated balance sheet or in the notes thereto. The books and records of NBT have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. KPMG LLP has not resigned or been dismissed as independent public accountants of NBT as a result of or in connection with any disagreements with NBT on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b)          NBT and each of its Subsidiaries, officers and directors are in compliance with, and have complied in all material respects, with (1) the applicable provisions of Sarbanes-Oxley and the related rules and regulations promulgated under such act and the Exchange Act, and (2) the applicable listing and corporate governance rules and regulations of NASDAQ.  NBT (i) has established and maintained disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act, and (ii) has disclosed based on its most recent evaluations, to its outside auditors and the audit committee of the NBT Board (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which are reasonably likely to adversely affect NBT’s ability to record, process, summarize and report financial data and, (B) any fraud, whether or not material, that involves management or other employees who have a significant role in NBT’s internal control over financial reporting.

Section 4.11          Regulatory Matters.

(a)          Each of NBT and NBT Bank has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2020 with any Governmental Authority and has paid all fees and assessments due and payable in connection therewith.  Except for normal examinations conducted by any Governmental Authority in the regular course of the business of NBT and/or NBT Bank, no Governmental Authority has initiated any proceeding, or to the Knowledge of NBT, investigation into the business or operations of NBT and/or NBT Bank, since January 1, 2020.  There is no unresolved violation or matter requiring attention by any Governmental Authority with respect to any report or statement relating to any examinations of NBT Bank. Each of NBT and NBT Bank is “well-capitalized” as defined in applicable laws and regulations, and NBT Bank has a Community Reinvestment Act rating of “satisfactory” or better.

(b)          Other than as set forth in NBT Disclosure Schedule 4.11, since January 1, 2020, NBT has timely filed with the SEC and NASDAQ all documents required by the Securities Act and the Exchange Act and such documents, as the same may have been amended, complied, at the time filed with the SEC, in all material respects with the Securities Act and the Exchange Act.

(c)          Neither NBT, NBT Bank nor any of their respective properties is a party to or is subject to any Regulatory Order from any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or institutions engaged in the insurance of deposits (including, without limitation, the OCC and the FRB) or the supervision or regulation of it.  Neither NBT nor NBT Bank has been advised by, or has any Knowledge of facts which could give rise to an advisory notice by, any Governmental Authority that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any Regulatory Order.

(d)          Without limiting the generality of Section 8.10(b), the parties acknowledge that this Section 4.11 is subject to the limitations of Section 8.10(b) hereof.

Section 4.12          Legal Proceedings.

(a)          Other than as set forth in NBT Disclosure Schedule 4.12, (i) there are no pending or, to the Knowledge of NBT, threatened legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations against NBT and (ii) to NBT’s Knowledge, there are no facts which would reasonably be expected to give rise to such litigation, claim, suit, investigation or other proceeding.

(b)          Neither NBT nor NBT Bank is a party to any, nor are there any pending or, to NBT’s Knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations against NBT or NBT Bank in which, to the Knowledge of NBT, there is a reasonable probability of any material recovery against or other Material Adverse Effect on NBT or any of its Subsidiaries or which challenges the validity or propriety of the transactions contemplated by this Agreement.

(c)          There is no injunction, order, judgment or decree imposed upon NBT or any of its Subsidiaries, nor on any of the assets of NBT or any of its Subsidiaries, and, to NBT’s Knowledge, no such action has been threatened against NBT of any of its Subsidiaries.

(d)          Neither NBT nor NBT Bank has been advised by a Governmental Authority that it will issue, or has Knowledge of any facts which would reasonably be expected to give rise to the issuance by any Governmental Authority or has Knowledge that such Governmental Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting), any such order, decree, agreement, board resolution, memorandum of understanding, supervisory letter, commitment letter, condition or similar submission.

(e)          Without limiting the generality of Section 8.10(b), the parties acknowledge that this Section 4.12 is subject to the limitations of Section 8.10(b) hereof.

Section 4.13          Compliance With Laws.

(a)          Each of NBT and its Subsidiaries is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Investment Company Act of 1940, as amended, the Equal Credit Opportunity Act, as amended, the Fair Housing Act, as amended, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Bank Secrecy Act of 1970, as amended, the USA PATRIOT Act, and all other applicable fair lending and fair housing laws or other laws relating to discrimination;

(b)          Each of NBT and its Subsidiaries has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted except where the failure to hold such permits, licensees, authorizations, orders or approvals, or the failure to make such filings, applications or registrations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on NBT and its Subsidiaries; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to NBT’s Knowledge, no suspension or cancellation of any of them is threatened; and

(c)          Neither NBT nor its Subsidiaries has received, since January 1, 2020, notification or communication from any Governmental Authority (i) asserting that it is not in material compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces, or (ii) threatening to revoke any license, franchise, permit or governmental authorization (nor, to NBT’s Knowledge, do any grounds for any of the foregoing exist).

(d)          Since January 1, 2020, NBT has conducted any finance activities (including, without limitation, mortgage banking and mortgage lending activities and consumer finance activities) in all material respects in compliance with all applicable statutes and regulations regulating the business of consumer lending, including, without limitation, the Finance Laws, and with all applicable origination, servicing and collection practices with respect to any loan or credit extension by such entity.  In addition, there is no pending or, to the Knowledge of NBT, threatened charge by any Governmental Authority that NBT has violated, nor any pending or, to NBT’s Knowledge, threatened investigation by any Governmental Authority with respect to possible violations of, any applicable Finance Laws.

(e)          Without limiting the generality of Section 8.10(b), the parties acknowledge that this Section 4.13 is subject to the limitations of Section 8.10(b) hereof.

Section 4.14          Brokers.  Neither NBT nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement, except that NBT has engaged, and will pay a financial analysis fee to, Piper Sandler & Co.

Section 4.15          Employee Benefit Plans.

(a)          All benefit and compensation plans, contracts, policies or arrangements maintained, sponsored or contributed to by NBT or any of its Subsidiaries covering current or former employees of NBT or any of its Subsidiaries and current or former directors of NBT or any of its Subsidiaries (collectively, the “NBT Benefit Plans”) are in compliance with all applicable laws, including ERISA and the Code, in all material respects.

(b)          Each NBT Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “NBT Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination (or, if applicable, opinion or advisory) letter from the IRS, and to the Knowledge of NBT, there are no circumstances likely to result in revocation of any such favorable determination (or, if applicable, opinion or advisory) letter or the loss of the qualification of such NBT Pension Plan under Section 401(a) of the Code.  There is no pending or, to NBT’s Knowledge, threatened claim, action, suit, litigation, proceeding, arbitration, mediation, investigation or audit relating to the NBT Benefit Plans (other than routine claims for benefits in the normal course).  NBT has not engaged in a transaction with respect to any NBT Benefit Plan or NBT Pension Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject NBT to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c)          Neither NBT nor any entity which is considered to be one employer with NBT under Section 4001 of ERISA or Section 414 of the Code maintains, sponsors, participates in or contributes to (or has any obligation to contribute to), or has ever maintained, sponsored, participated in or contributed to (or had any obligation to contribute to), or has or is reasonably expected to have any direct or indirect liability with respect to any plan subject to Title IV of ERISA, including any “multiemployer plan,” as defined in Section 3(37) of ERISA.

Section 4.16          Labor Matters.  None of NBT or any of its Subsidiaries is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is NBT or any of its Subsidiaries the subject of a proceeding asserting that it has committed an unfair labor practice (within the meaning of the National Labor Relations Act, as amended) or seeking to compel NBT or any of its Subsidiaries to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it pending or, to NBT’s Knowledge, threatened, nor is NBT or any of its Subsidiaries aware of any activity involving its employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

Section 4.17          Tax Matters.

(a)          NBT and its Subsidiaries have filed all income and other material Tax Returns that it was required to file under applicable laws and regulations, other than Tax Returns that are not yet due or for which a request for extension was filed.  All such Tax Returns were correct and complete in all material respects and have been prepared in substantial compliance with all applicable laws and regulations.  All Taxes due and owing by NBT (whether or not shown on any Tax Return) have been paid other than Taxes that have been reserved or accrued on the balance sheet of NBT and which NBT is contesting in good faith.  NBT is not the beneficiary of any extension of time within which to file any Tax Return, and neither NBT nor any of its Subsidiaries currently has any open tax years other than those with respect to which the statute of limitations has not expired.  No claim has ever been made by an authority in a jurisdiction where NBT does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no Liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of NBT.

(b)          Each of NBT and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party, and has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

(c)          No foreign, federal, state, or local tax audits or administrative or judicial Tax proceedings are being conducted or to the Knowledge of NBT are pending with respect to NBT.  NBT has not received from any foreign, federal, state, or local taxing authority (including jurisdictions where NBT has not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any taxing authority against NBT.

Section 4.18          Loans; Nonperforming Assets.

(a)          Except as set forth in NBT Disclosure Schedule 4.18(a), as of the date hereof, none of NBT or any of its Subsidiaries is a party to any written or oral (i) Loan under the terms of which the obligor was, as of September 30, 2022, over sixty (60) days delinquent in payment of principal or interest or in default of any other material provision, or (ii) Loan with any director, executive officer or five percent or greater shareholder of NBT or any of its Subsidiaries, or to the Knowledge of NBT, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing.  NBT Disclosure Schedule 4.18(a) identifies (x) each Loan that as of September 30, 2022 was classified as “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import by NBT or any of its Subsidiaries or any bank examiner, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (y) each asset of NBT that as of June 30, 2022 was classified as OREO and the book value thereof.

(b)          Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the Knowledge of NBT, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(c)          The loan documents with respect to each Loan were in material compliance with applicable laws and regulations and NBT’s or the applicable Subsidiary’s lending policies at the time of origination of such Loans and are complete and correct.

Section 4.19          Deposit Insurance.  The deposits of NBT Bank are insured by the FDIC in accordance with the Federal Deposit Insurance Act to the fullest extent permitted by law, and NBT Bank has paid all premiums and assessments and filed all reports required by the Federal Deposit Insurance Act.  No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of NBT, threatened.

Section 4.20          NBT Stock.  The shares of NBT Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

Section 4.21          Antitakeover Provisions.  No “control share acquisition,” “business combination moratorium,” “fair price” or other form of antitakeover statute or regulation is applicable to this Agreement and the transactions contemplated hereby.

Section 4.22          Proxy Statement/Prospectus.  As of the date of the Proxy Statement/Prospectus, the Proxy Statement/Prospectus will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, provided that information as of a later date shall be deemed to modify information as of an earlier date, and further provided that no representation and warranty is made with respect to information relating to Salisbury and its Subsidiaries included in the Proxy Statement/Prospectus.

Section 4.23          Disclosure.  The representations and warranties contained in this Article IV, when considered as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Article IV not misleading.

Section 4.24          Investment Securities.  Each of NBT and its Subsidiaries has good title to all securities owned by it (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Liens, except to the extent such securities are pledged in the ordinary course of business to secure obligations of Salisbury or any Subsidiary.

Section 4.25          CRA, Anti-money Laundering and Customer Information Security.  Neither NBT nor  NBT Bank is a party to any agreement with any individual or group regarding CRA matters and neither NBT nor NBT Bank has any Knowledge of, nor has NBT or NBT Bank been advised of or has any reason to believe that any facts or circumstances exist, which would cause NBT or NBT Bank: (a) to be deemed not to be in satisfactory compliance with the CRA, and the regulations promulgated thereunder, or to be assigned a rating for CRA purposes by Bank Regulators of lower than “satisfactory”; (b) to be deemed to be operating in violation of the federal Bank Secrecy Act, as amended, and its implementing regulations (31 C.F.R. Chapter X), the USA PATRIOT Act, and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (c) to be deemed not to be in satisfactory compliance with the applicable requirements contained in any federal and state privacy or data security laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of the information security program adopted by NBT pursuant to 12 C.F.R. Part 208, Subpart J, Appendix D.  Furthermore, the NBT Board has adopted, and NBT has implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that has not been deemed ineffective by any Governmental Authority and that meets the requirements of Sections 352 and 326 and all other applicable provisions of the USA PATRIOT Act and the regulations thereunder.

ARTICLE V

COVENANTS

Section 5.01          Covenants of Salisbury.  During the period from the date of this Agreement and continuing until the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Salisbury Disclosure Schedule) or with the prior written consent of NBT (such consent not to be unreasonably delayed, conditioned or withheld), Salisbury and Salisbury Bank shall carry on their respective business in the ordinary course consistent with past practice and consistent with prudent banking practice and in compliance in all material respects with all applicable laws and regulations.  Salisbury and Salisbury Bank will use their respective reasonable best efforts to (i) preserve their business organizations intact, (ii) keep available to Salisbury, Salisbury Bank and NBT the present services of the current officers, employees, directors and other key individual service providers of Salisbury and any of its Subsidiaries and (iii) preserve for themselves and NBT the goodwill of the customers of Salisbury and Salisbury Bank and others with whom business relationships exist.  Without limiting the generality of the foregoing, and except as set forth in the Salisbury Disclosure Schedule or as otherwise expressly contemplated or permitted by this Agreement or consented to in writing by NBT (such consent not to be unreasonably delayed, conditioned or withheld) or if required by any Bank Regulator, Salisbury and Salisbury Bank shall not:

(a)          Capital Stock.  (i) Issue, sell or otherwise permit to become outstanding, or authorize the creation or reservation of, any additional shares of capital stock or any Rights, other than capital stock upon the vesting or exercise of any Salisbury Options, Salisbury Restricted Stock or Salisbury Restricted Stock Units and outstanding as of the date hereof in accordance with the terms and conditions thereof as in effect on the date hereof and listed in the Salisbury Disclosure Schedule, including in connection with “net settling” any outstanding awards, (ii) permit any additional shares of capital stock to become subject to grants of employee, director or other stock options, warrants or other Rights, or (iii) redeem, retire, purchase or otherwise acquire, directly or indirectly, any Salisbury Stock, or obligate itself to purchase, retire or redeem, any of its shares of Salisbury Stock (except to the extent necessary to effect a cashless exercise of Salisbury Options or net settlement of Salisbury Restricted Stock or Salisbury RSUs, in each case outstanding on the date hereof and listed in the Salisbury Disclosure Schedule, in accordance with the terms and conditions thereof as in effect on the date hereof.

(b)          Dividends; Etc.  (i) Except for Salisbury’s regularly quarterly dividends of $0.16 per share per quarter, make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of Salisbury Stock or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock. Salisbury shall not change its record date for payment of its quarterly dividend from the record date established in the prior year’s quarter in a manner that is inconsistent with past practice; provided, however, that after the date hereof, Salisbury shall coordinate with NBT regarding the declaration of any dividends in respect of Salisbury Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Salisbury Stock shall receive exactly one (1) dividend for the calendar quarter in which the Merger is consummated with respect to their shares of Salisbury Stock and any shares of NBT Stock that such holders receive in exchange therefor in the Merger.

(c)          Compensation; Employment Agreements, Etc.  Except as provided for on Salisbury Disclosure Schedule 5.01(c), enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer, employee or other individual service provider of Salisbury, Salisbury Bank or any of their Subsidiaries or grant any salary or wage increase or increase any employee benefit or pay any incentive or bonus payments or accelerate the vesting, payment or funding of any compensation or benefits, except (i) for normal increases in compensation to employees in the ordinary course of business consistent with past practice, provided that no such increase shall be more than five percent (5%) with respect to any individual employee and all such increases in the aggregate shall not exceed four percent (4%) of total compensation, and provided further that any increases, either singularly or in the aggregate, shall be consistent with Salisbury’s 2022 budget, a copy of which has been made available to NBT, (ii) as required under applicable law, the terms of this Agreement or the terms of any Salisbury Benefit Plan in effect on the date hereof, (iii) cash contributions to the Salisbury 401(k) Plan and the Salisbury Bank ESOP in the ordinary course of business consistent with past practice, and (iv) payment, in the ordinary course of business consistent with past practice, of 2022 annual bonuses to the individuals and in the amounts set forth on Salisbury Disclosure Schedule 5.01(c).

(d)          Hiring.  Hire any person as an employee of Salisbury or any of its Subsidiaries or promote any employee to a position of Vice President or above or to the extent such hire or promotion would increase any severance obligation, except (i) to satisfy contractual obligations existing as of the date hereof and set forth on Salisbury Disclosure Schedule 5.01(d) and (ii) persons hired to fill any vacancies arising after the date hereof at an annual salary of less than $75,000 and whose employment is terminable at the will of Salisbury or Salisbury Bank, as applicable; provided, however, that Salisbury or Salisbury Bank must provide notice to NBT within three (3) days following the hiring of any persons hired to fill a vacancy.

(e)          Benefit Plans.  Except as provided for on Salisbury Disclosure Schedule 5.01(e), enter into, establish, amend, modify or terminate any Salisbury Benefit Plan or adopt an arrangement that would constitute a Salisbury Benefit Plan, except (i) as may be required by applicable law or the terms of this Agreement, subject to the provision of prior written notice and consultation with respect thereto to NBT, or (ii) to satisfy contractual obligations existing as of the date hereof and set forth on Salisbury Disclosure Schedule 5.01(e).

(f)          Transactions with Affiliates.  Except any agreements or arrangements in effect on the date hereof, pay, loan or advance any amount to, or sell, transfer or lease any properties or assets (real, personal or mixed, tangible or intangible) to, or enter into any agreement or arrangement with, any of its officers or directors or any of their immediate family members or any affiliates or associates (as such terms are defined under the Exchange Act or in Regulation W of the Federal Reserve Act of 1913) of any of its officers or directors other than compensation in the ordinary course of business consistent with past practice;

(g)          Dispositions.  Sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business consistent with past practice and in a transaction that, together with all other such transactions, is not material to Salisbury taken as a whole.

(h)          Acquisitions.  Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other entity.

(i)           Capital Expenditures.  Make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice in amounts not exceeding $50,000 individually or $100,000 in the aggregate.

(j)           Governing Documents.  Amend the charter or bylaws of Salisbury or Salisbury Bank.

(k)          Accounting Methods.  Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by applicable laws or regulations or GAAP or by a Bank Regulator.

(l)           Contracts.  Except in the ordinary course of business consistent with past practice or as otherwise expressly permitted by this Agreement, enter into, amend, modify, renew or terminate any Material Contract.

(m)         Claims.  Enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation to which Salisbury or Salisbury Bank is or becomes a party after the date of this Agreement, which settlement, agreement or action involves payment by Salisbury or Salisbury Bank of an amount which exceeds $50,000 individually or $100,000 in the aggregate and/or would impose any material restriction on the business of Salisbury or Salisbury Bank; provided, however, that Salisbury or Salisbury Bank may not enter into any settlement or similar agreement with respect to any action, suit, proceeding, order or investigation for which Salisbury or Salisbury Bank has not provided notice to NBT of the existence of such action, suit, proceeding, order or investigation.

(n)          Banking Operations.  Enter into any new material line of business; change its material lending, investment, underwriting, risk and asset liability management and other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority; or file any application or make any contract with respect to branching or site location or branching or site relocation.

(o)          Derivative Transactions.  Except in the ordinary course of business consistent with past practice, enter into any Derivative Transactions.

(p)          Indebtedness.  Incur any indebtedness for borrowed money or other liabilities (including brokered deposits and wholesale funding), federal funds purchased, borrowings from the FHLBB and securities sold under agreements to repurchase, each with a duration exceeding one (1) year, other than in the ordinary course of business consistent with past practice, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person, other than in the ordinary course of business consistent with past practice.

(q)          Investment Securities.  Acquire (other than by way of foreclosures or acquisitions in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business consistent with past practice) (i) any debt security or equity investment of a type or in an amount that is not in accordance with Salisbury’s investment policy or (ii) any debt security, including mortgage-backed and mortgage related securities, other than U.S. government and U.S. government agency securities with final maturities not greater than five years or mortgage-backed or mortgage related securities which would not be considered “high risk” securities under applicable regulatory pronouncements, in each case purchased in the ordinary course of business consistent with past practice; or restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which such portfolio or any securities therein are classified under GAAP or reported for regulatory purposes.

(r)          Loans.  Except to satisfy contractual obligations existing as of the date hereof and set forth on Salisbury Disclosure Schedule 5.01(r) make, renegotiate, renew, increase, extend, modify or purchase any Loan, in an amount in excess of $5 million for a commercial real estate loan, $5 million for a commercial business loan, $5 million for a construction loan or $2 million for a residential real estate loan.  For purposes of this Section 5.01(r), consent shall be deemed given unless NBT objects within 72 hours of receiving a notification from Salisbury.

(s)          Investments in Real Estate.  Make any equity investment or equity commitment to invest in real estate or in any real estate development project (other than by way of foreclosure or acquisitions in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted in good faith, in each case in the ordinary course of business consistent with past practice).

(t)          Taxes.  Make or change any material Tax election, file any materially amended Tax Return, enter into any material closing agreement, settle or compromise any material liability with respect to Taxes, agree to any adjustment of any material Tax attribute, file any material claim for a refund of Taxes, or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment.

(u)          Compliance with Agreements.  Commit any act or omission which constitutes a material breach or default by Salisbury or Salisbury Bank under any agreement with any Governmental Authority or under any Material Contract, Lease or other material agreement or material license to which it is a party or by which it or its properties is bound.

(v)          Environmental Assessments.  Foreclose on or take a deed or title to any commercial real estate without first conducting a Phase I environmental assessment of the property or foreclose on any commercial real estate if such environmental assessment indicates the presence of a Hazardous Substance in amounts which, if such foreclosure were to occur, would be material.

(w)          Insurance.  Cause or allow the loss of insurance coverage maintained by Salisbury that would have a Material Adverse Effect on Salisbury, unless replaced with coverage which is substantially similar (in amount and insurer) to that now in effect.

(x)          Liens.  Discharge or satisfy any Lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business consistent with normal banking practices.

(y)          Adverse Actions.  Take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied, (iii) a material violation of any provision of this Agreement, except, in each case, as may be required by applicable law or regulation or by a Bank Regulator or (iv) a material delay of the approval or completion of the Merger.

(z)          Commitments.  Enter into any contract with respect to, or otherwise agree or commit to do, any of the actions set forth in clauses (a) through (y) above.

Section 5.02          Covenants of NBT.  NBT will, and it will cause each of its Subsidiaries to, (i) carry on its business in the ordinary course consistent with past practice and consistent with prudent banking practice and in compliance in all material respects with all applicable laws and regulations and (ii) use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises. From the date hereof until the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement, without the prior written consent of Salisbury, NBT will not, and will cause each of its Subsidiaries not to:

(a)          Adverse Actions.  Take any action or fail to take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VI not being satisfied, (iii) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation, (iv) preventing the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (v) preventing or adversely affecting or delaying the ability of the parties to obtain the Regulatory Approvals or other approvals of any Governmental Authority required for the transaction contemplated hereby.

(b)          Capital Stock. Grant, issue, deliver or sell any additional shares of capital stock or Rights; provided, however, that NBT may (i) grant equity awards pursuant to its employee benefit plans as required by any NBT Employee Benefit Plan or in the ordinary course consistent with past practice, (ii) issue capital stock upon the vesting or exercise of any equity awards granted pursuant to a NBT employee benefits plan outstanding as of the date hereof in accordance with the terms and conditions thereof as in effect on the date hereof, including in connection with “net settling” any outstanding awards, and (iii) issue NBT capital stock in connection with the transactions contemplated hereby.

(c)          Dividends; Etc. Other than in the ordinary course of business consistent with past practice or in connection with the transactions contemplated hereby, make, declare, pay or set aside for payment any stock dividend on or in respect of, or declare or make any distribution on any shares of NBT Stock; or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock. NBT shall not change its record date for payment of its quarterly dividend from the record date established in the prior year’s quarter in a manner that is inconsistent with past practice.

(d)          Amending Charter or Bylaws. Amend its charter or bylaws in a manner that would materially and adversely affect the holders of Salisbury Stock, as prospective holders of NBT Stock, relative to other holders of NBT Stock.

(e)          Commitments.  Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 5.03          Reasonable Best Efforts.  Subject to the terms and conditions of this Agreement, each of the parties to the Agreement agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit consummation of the transactions contemplated hereby as promptly as practicable, and otherwise to enable consummation of the transactions contemplated by this Agreement, including the satisfaction of the conditions set forth in Article VI hereof, and shall cooperate fully with the other parties hereto to that end.

Section 5.04          Shareholder Approval. Salisbury agrees to take, in accordance with applicable law and the charter and bylaws of Salisbury, all action necessary to convene a special meeting of its shareholders to consider and vote upon the approval of this Agreement and any other matters required to be approved by Salisbury’s shareholders in order to permit consummation of the transactions contemplated by this Agreement (including any adjournment or postponement, the “Salisbury Meeting”) and, subject to Section 5.05 and Section 5.11, shall take all lawful action to solicit such approval by such shareholders.  Salisbury agrees to use its best efforts to convene the Salisbury Meeting within fifty (50) days after the initial mailing of the Proxy Statement/Prospectus to shareholders of Salisbury.  Except with the prior approval of NBT, no other matters shall be submitted for the approval of Salisbury shareholders at the Salisbury Meeting.  The Salisbury Board shall at all times prior to and during the Salisbury Meeting recommend adoption of this Agreement by the shareholders of Salisbury (the “Salisbury Recommendation”) and shall not withhold, withdraw, amend or modify such recommendation in any manner adverse to NBT or take any other action or make any other public statement inconsistent with such recommendation, except as and to the extent expressly permitted by Section 5.11.

Section 5.05          Merger Registration Statement; Proxy Statement/Prospectus.  For the purposes of (x) registering NBT Stock to be offered to holders of Salisbury Stock in connection with the Merger with the SEC under the Securities Act and applicable state securities laws and (y) holding the Salisbury Meeting, NBT shall draft and prepare, and Salisbury shall cooperate in the preparation of, a registration statement on Form S-4 for the registration of the shares to be issued by NBT in the Merger (the “Merger Registration Statement”), including the Proxy Statement/Prospectus.  NBT shall provide Salisbury and its counsel with appropriate opportunity to review and comment on the Merger Registration Statement and Proxy Statement/Prospectus prior to the time they are initially filed with the SEC or any amendments that are filed with the SEC. NBT shall use its reasonable best efforts to file the Merger Registration Statement with the SEC promptly after the date hereof. Each of NBT and Salisbury shall use its reasonable best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and shall thereafter promptly mail the Proxy Statement/Prospectus to Salisbury’s shareholders.  NBT shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Salisbury shall furnish to NBT all information concerning Salisbury and the holders of Salisbury Stock as may be reasonably requested in connection with such action.

Section 5.06          Cooperation and Information Sharing.  Salisbury shall provide NBT with any information concerning Salisbury that NBT may reasonably request in connection with the drafting and preparation of the Merger Registration Statement and Proxy Statement/Prospectus, and each party shall notify the other promptly of the receipt of any comments of the SEC with respect to the Merger Registration Statement or Proxy Statement/Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information. NBT shall promptly provide to Salisbury copies of all correspondence between it or any of its representatives and the SEC. NBT shall provide Salisbury and its counsel with appropriate opportunity to review and comment on all amendments and supplements to the Merger Registration Statement and Proxy Statement/Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC.  Each of NBT and Salisbury agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC, and to cause the Proxy Statement/Prospectus and all required amendments and supplements thereto, to be mailed to the holders of Salisbury Stock entitled to vote at the Salisbury Meeting at the earliest practicable time.

Section 5.07          Supplements or Amendment.  Salisbury and NBT shall promptly notify the other party if at any time it becomes aware that the Proxy Statement/Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.  In such event, Salisbury shall cooperate with NBT in the preparation of a supplement or amendment to such Proxy Statement/Prospectus which corrects such misstatement or omission, and NBT shall file an amended Merger Registration Statement with the SEC, and Salisbury shall mail an amended Proxy Statement/Prospectus to its shareholders.

Section 5.08          Regulatory Approvals.  Each of Salisbury and NBT will cooperate with the other and use all reasonable efforts to promptly prepare all necessary documentation, to affect all necessary filings and to obtain all necessary permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement and NBT shall use its reasonable best efforts to make any initial application filings with Governmental Authorities within forty-five (45) days from the date hereof.  Salisbury and NBT will furnish each other and each other’s counsel with all information concerning their respective entities, their subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with the filing of the Proxy Statement/Prospectus and any application, petition or any other statement or application made by or on behalf of NBT or Salisbury to any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement.  Each party hereto shall have the right to review and approve in advance all characterizations of the information relating to such party and any of its Subsidiaries that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority.  In addition, NBT and Salisbury shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority prior to its filing.

Section 5.09          Press Releases.  Salisbury and NBT shall consult with each other before issuing any press release with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statements without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party (but after such consultation, to the extent practicable in the circumstances), issue such press release or make such public statements as may upon the advice of outside counsel be required by law.  Salisbury and NBT shall cooperate to develop all public announcement materials and make appropriate management available at presentations related to this Agreement as reasonably requested by the other party.

Section 5.10          Access; Information.

(a)          Salisbury agrees that upon reasonable notice and subject to applicable laws, it shall afford NBT and its designated authorized officers, employees, counsel, accountants and other authorized representatives such reasonable access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), minute books of Salisbury’s board of directors and any committees thereof (other than minutes that discuss any of the transactions contemplated by this Agreement or any confidential supervisory information), properties and personnel of Salisbury and to such other information relating to Salisbury as NBT may reasonably request and, during such period, it shall furnish promptly to NBT all information concerning the business, properties and personnel of Salisbury as NBT may reasonably request. NBT shall use commercially reasonable efforts to minimize any interference with Salisbury’s regular business operations during any such access to Salisbury’s employees, property, books and records.

(b)          In furtherance of the foregoing, Salisbury shall, on a biweekly basis, provide to NBT a report setting forth (i) Salisbury Bank’s commercial construction loan and residential construction loan activity, including information regarding loan applications, loan approvals and loan performance, as well as any additional information as NBT may reasonably request regarding such loans, and (ii) a list of all commercial real estate loans and commercial business loans approved during the period covered by the report, as well as any additional information as NBT may reasonably request regarding such loans.

(c)          Salisbury shall keep NBT reasonably apprised of the status of any legal proceeding involving Salisbury or any of its Subsidiaries and shall notify NBT of any change in status of such legal proceeding (including, without limitation, any filings, hearings or settlement negotiations) within two Business Days of such change. NBT shall keep Salisbury reasonably apprised of the status of any material legal proceeding involving NBT or any of its Subsidiaries and shall notify Salisbury of any change in status of such legal proceeding (including, without limitation, any hearings or settlement negotiations) within five Business Days of such change.

(d)          All information furnished to NBT by Salisbury pursuant to Section 5.10(a) shall be subject to, and NBT shall hold all such information in confidence in accordance with, the provisions of the letter agreement, dated as of September 12, 2022, by and between Salisbury and NBT (the “Confidentiality Agreement”).

(e)          Notwithstanding anything to the contrary contained in this Section 5.10, in no event shall NBT have access to any information that, based on advice of Salisbury’s counsel, would: (a) reasonably be expected to waive any material legal privilege; (b) result in the disclosure of any trade secrets of third parties; or (c) violate any obligation of Salisbury with respect to confidentiality so long as, with respect to confidentiality, to the extent specifically requested by NBT, Salisbury has made commercially reasonable efforts to obtain a waiver regarding the possible disclosure from the third party to whom it owes an obligation of confidentiality.  All requests made pursuant to this Section 5.10 will be directed to an executive officer of Salisbury or such Person or Persons as may be designated by Salisbury. No investigation by NBT of the business and affairs of Salisbury shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to the obligations of NBT to consummate the transactions contemplated by this Agreement.

Section 5.11          No Solicitation by Salisbury.

(a)          Salisbury shall not, and shall cause its officers, directors, employees, investment bankers, financial advisors, attorneys, accountants, consultants, affiliates and other agents of Salisbury (collectively, the “Salisbury Representatives”) not to, directly or indirectly, (i) initiate, solicit, induce or knowingly encourage, or take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, an Acquisition Proposal; (ii) participate in any discussions or negotiations regarding any Acquisition Proposal or furnish, or otherwise afford access, to any Person (other than NBT) any confidential or non-public information or data with respect to Salisbury or otherwise relating to an Acquisition Proposal; or (iii) without the prior written consent of NBT, release any Person from, waive any provisions of, or fail to enforce any confidentiality agreement or standstill agreement to which Salisbury is a party. Salisbury shall, and shall cause each of the Salisbury Representatives to, (x) immediately cease and cause to be terminated any and all existing discussions, negotiations, and communications with any Persons with respect to any existing or potential Acquisition Proposal, and (y) as soon as practicable after the date hereof, request the prompt return or destruction of all confidential information made available by Salisbury or on its behalf during the past twelve months in connection with any actual or potential Acquisition Proposal.

(b)          Notwithstanding Section 5.11(a), prior to the Salisbury Meeting, Salisbury may take any of the actions described in clause (ii) of Section 5.11(a) if, but only if, (i) Salisbury has received a bona fide unsolicited written Acquisition Proposal that did not result from a breach of this Section 5.11; (ii) the Salisbury Board determines in good faith, (A) after consultation with its outside legal counsel and, with respect to financial matters, its independent financial advisor, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) after consultation with its outside legal counsel, and with respect to financial matters, its financial advisors, determines in good faith that it is required to take such actions to comply with its fiduciary duties under applicable law; (iii) Salisbury has provided NBT with at least 48 hours’ prior notice of such determination; and (iv) prior to furnishing or affording access to any information or data with respect to Salisbury or otherwise relating to an Acquisition Proposal, Salisbury receives from such Person a confidentiality agreement with terms not materially less favorable to Salisbury than those contained in the Confidentiality Agreement. In addition, if Salisbury receives an Acquisition Proposal that constitutes or is reasonably expected to result in a Superior Proposal and Salisbury has not breached any of the covenants set forth in this Section 5.11, then Salisbury, or any Salisbury Representative may, with the prior approval of the Salisbury Board at a duly called meeting, contact the Person who has submitted (and not withdrawn) such Acquisition Proposal, or any of such Person’s representatives, solely (x) to clarify the terms and conditions of such Acquisition Proposal and (y) if such Acquisition Proposal initially is made orally, to direct such Person to submit the Acquisition Proposal to Salisbury confidentially in writing. Salisbury shall promptly provide to NBT any non-public information regarding Salisbury provided to any other Person which was not previously provided to NBT, such additional information to be provided no later than the date of provision of such information to such other party.

(c)          Salisbury shall promptly (and in any event orally within one Business Day and in writing within two Business Days) notify NBT if any inquiries, proposals or offers are received by, any information is requested from, or any negotiations or discussions are sought to be initiated or continued with, Salisbury or the Salisbury Representatives, in each case in connection with any Acquisition Proposal, and such notice shall indicate the name of the Person initiating such discussions or negotiations or making such inquiry, proposal, offer or information request and the material terms and conditions of any proposals or offers (and, in the case of written materials relating to such inquiry, proposal, offer, information request, negotiations or discussion, providing copies of such materials (including e-mails or other electronic communications)). Salisbury agrees that it shall keep NBT informed, on a reasonably current basis (and in any event within 24 hours), of the status and terms of any material developments with respect to such inquiry, proposal, offer, information request, negotiations or discussions (including, in each case, any amendments or modifications thereto). Salisbury shall provide NBT with at least 48 hours’ prior notice of any meeting of the Salisbury Board at which the Salisbury Board is reasonably expected to consider any Acquisition Proposal.

(d)          Subject to Section 5.11(e), neither the Salisbury Board nor any committee thereof shall (i) withdraw, qualify, amend, modify or withhold, or propose to withdraw, qualify, amend, modify or withhold, in a manner adverse to NBT in connection with the transactions contemplated by this Agreement (including the Merger), the Salisbury Recommendation, fail to reaffirm the Salisbury Recommendation within five Business Days following a request by NBT, or make any statement, announcement or release, in connection with the Salisbury Meeting or otherwise, inconsistent with the Salisbury Recommendation (it being understood that taking a neutral position or no position with respect to an Acquisition Proposal shall be considered an adverse modification of the Salisbury Recommendation); (ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal; or (iii) enter into (or cause Salisbury to enter into) any letter of intent, agreement in principle, acquisition agreement or other agreement (A) related to any Acquisition Transaction (other than a confidentiality agreement entered into in accordance with the provisions of Section 5.11(b)) or (B) requiring Salisbury to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement.

(e)          Notwithstanding anything to the contrary set forth in this Agreement, prior to the Salisbury Meeting, the Salisbury Board may withdraw, qualify, amend or modify the Salisbury Recommendation in connection therewith (a “Salisbury Subsequent Determination”) and/or terminate this Agreement pursuant to Section 7.01(g)(ii) after the fourth Business Day following NBT’s receipt of a written notice (the “Notice of Superior Proposal”) from Salisbury advising NBT that the Salisbury Board intends to determine that a bona fide unsolicited written Acquisition Proposal that it received (that did not result from a breach of this Section 5.11) constitutes a Superior Proposal if, but only if, (i) the Salisbury Board has reasonably determined in good faith, after consultation with outside legal counsel, that it is required to take such actions to comply with its fiduciary duties under applicable law, (ii) during the three Business Day period after receipt of the Notice of Superior Proposal by NBT (the “Notice Period”), Salisbury and the Salisbury Board shall have cooperated and negotiated in good faith with NBT to make such adjustments, modifications or amendments to the terms and conditions of this Agreement as would enable Salisbury to proceed with the Salisbury Recommendation without a Salisbury Subsequent Determination; provided, however, that NBT shall not have any obligation to propose any adjustments, modifications or amendments to the terms and conditions of this Agreement, and (iii) at the end of the Notice Period, after taking into account any such adjusted, modified or amended terms as may have been proposed by NBT since its receipt of such Notice of Superior Proposal, the Salisbury Board in good faith makes the determination (A) in clause (i) of this Section 5.11(e) and (B) that such Acquisition Proposal constitutes a Superior Proposal. In the event of any material revisions to the Superior Proposal, Salisbury shall be required to deliver a new Notice of Superior Proposal to NBT and again comply with the requirements of this Section 5.11(e), except that the Notice Period shall be reduced to two Business Days.  In addition to the foregoing, the Salisbury Board shall not submit to the vote of its stockholders any Acquisition Proposal other than the Merger at the Salisbury Meeting.

(f)          Nothing contained in this Section 5.11 shall prohibit Salisbury or the Salisbury Board from complying with Salisbury’s obligations required under Rules 14d-9  and 14e-2(a) promulgated under the Exchange Act or from making any legally required disclosure to Salisbury’s shareholders; provided, however, that any such disclosure relating to an Acquisition Proposal shall be deemed a change in the Salisbury Recommendation unless it is limited to a stop, look and listen communication or the Salisbury Board reaffirms the Salisbury Recommendation in such disclosure.

Section 5.12          Certain Policies.  Prior to the Effective Date, Salisbury shall, consistent with GAAP and applicable banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of NBT; provided, however, that Salisbury shall not be obligated to take any action pursuant to this Section 5.12 unless and until NBT acknowledges, and Salisbury is satisfied, that all conditions to Salisbury’s obligation to consummate the Merger have been satisfied and that NBT shall consummate the Merger in accordance with the terms of this Agreement, and further provided that in any event, no accrual or reserve made by Salisbury pursuant to this Section 5.12 or the consequences resulting therefrom shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.  The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Salisbury or its management with any such adjustments, nor any admission that the previously furnished financial statements or information did not fully comply in all respects with GAAP or regulatory requirements.

Section 5.13          Indemnification.

(a)          From and after the Effective Time, NBT (the “Indemnifying Party”) shall indemnify and hold harmless each present and former director and officer of Salisbury or Salisbury Bank, as applicable, determined as of the Effective Time (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, amounts paid in settlement, fines, penalties, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, and whether formal or informal (each, a “Proceeding”) arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, arising in whole or in part out of or pertaining to the fact that he or she was a director or officer of Salisbury or Salisbury Bank or is or was serving at the request of Salisbury or Salisbury Bank as a director, officer, employee or other agent of any other organization or in any capacity with respect to any employee benefit plan of Salisbury or Salisbury Bank, including without limitation matters related to the negotiation, execution and performance of this Agreement or any of the transactions contemplated hereby, to the fullest extent which such Indemnified Parties would be entitled under the CBCA or the charter or bylaws of Salisbury or Salisbury Bank as in effect on the date hereof (subject to change as required by law).  NBT’s obligations under this Section 5.13(a) shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification and advancement in respect of any Proceeding asserted or made within such period shall continue until the final disposition of such Proceeding.  Notwithstanding any other provision of this Section 5.13, the Indemnifying Party shall advance all reasonable costs, expenses and fees (including reasonable attorneys’ fees) incurred by or on behalf of an Indemnified Party in connection with any Proceeding within thirty (30) days after the receipt by the Indemnifying Party of a statement or statements from the Indemnified Party requesting such advance or advances from time to time, whether prior to or after final disposition of such Proceeding. Such statement or statements shall be made in good faith and shall reasonably evidence the costs, expenses and fees incurred by the Indemnified Party (which shall include invoices in connection with such costs, fees and expenses but, in the case of invoices in connection with legal services, any references to legal work performed or to expenditure made that would cause the Indemnified Party to waive any privilege or protection accorded by applicable law shall not be included with the invoice), and shall include or be preceded or accompanied by a written undertaking by or on behalf of the Indemnified Party to repay any costs, expenses or fees advanced if it shall ultimately be determined that the Indemnified Party is not entitled to be indemnified against such costs, expenses or fees. Any advances and undertakings to repay pursuant to this Section 5.13 shall be unsecured and interest free and made without regard to the Indemnified Party’s ability to repay such advances or ultimate entitlement to indemnification.

(b)          Any Indemnified Party wishing to claim indemnification under this Section 5.13, upon learning of any such Proceeding, shall promptly notify the Indemnifying Party, but the failure to so notify shall not relieve the Indemnifying Party of any liability it may have to such Indemnified Party except to the extent that such failure does actually prejudice the Indemnifying Party.  In the event of any such Proceeding (whether arising before or after the Effective Time), (i) the Indemnifying Party shall have the right to assume the defense thereof with counsel which is reasonably satisfactory to the Indemnified Party and the Indemnifying Party shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Indemnifying Party elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise actual or potential conflicts of interest between the Indemnifying Party and the Indemnified Parties, the Indemnified Parties may retain counsel which is reasonably satisfactory to the Indemnifying Party, and the Indemnifying Party shall pay, promptly as statements therefor are received, the reasonable fees and expenses of such counsel for the Indemnified Parties (which may not exceed one firm in any jurisdiction unless counsel for the Indemnified Parties advises that there are issues that raise conflicts of interest between the Indemnified Parties), (ii) the Indemnified Parties will reasonably cooperate in the defense of any such matter, (iii) the Indemnifying Party shall not be liable for any settlement effected without its prior written consent and (iv) the Indemnifying Party shall have no obligation hereunder in the event that indemnification of an Indemnified Party in the manner contemplated hereby is prohibited by applicable laws and regulations or by a final non-appealable adjudication of an applicable federal or state banking agency or a court of competent jurisdiction.

(c)          Prior to the Effective Time, NBT shall purchase an extended reporting period endorsement under Salisbury’s existing directors’ and officers’ liability insurance coverage for Salisbury’s directors and officers in a form acceptable to Salisbury which shall provide such directors and officers with coverage for six years following the Effective Time for claims made against such directors and officers arising from any act, error or omission by such directors and officers existing or occurring at or prior to the Effective Time of not less than the existing coverage under, and have other terms at least as favorable to, the directors and officers than the directors’ and officers’ liability insurance coverage presently maintained by Salisbury (provided that NBT may substitute therefor policies which are not materially less advantageous than such policy or single premium tail coverage with policy limits equal to Salisbury’s existing coverage limits), so long as the aggregate cost is not more than 250% of the annual premium currently paid by Salisbury for such insurance (the “Premium Limit”). In the event that the Premium Limit is insufficient for such coverage, NBT shall use its reasonable best efforts to purchase such lesser coverage as may be obtained with such amount.

(d)          The rights of indemnification and advancement as provided by this Section 5.13 shall not be deemed exclusive of any other rights to which the Indemnified Party may at any time be entitled under the charter or bylaws of Salisbury or as provided in applicable law as in effect on the date hereof (subject to change as required by law), any agreement, a vote of stockholders, a resolution of directors of Salisbury, or otherwise. In the event that an Indemnified Party, pursuant to this Section 5.13, seeks an adjudication of such person’s rights under, or to recover damages for breach of, this Section 5.13, or to recover under any directors’ and officers’ liability insurance coverage maintained by Salisbury or NBT, the Indemnifying Party shall pay on such Indemnified Party’s behalf, any and all reasonable costs, expenses and fees (including reasonable attorneys’ fees ) incurred by such Indemnified Party in such judicial adjudication, to the fullest extent permitted by law, only to the extent that the Indemnified Party prevails in such judicial adjudication.

(e)          If NBT or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger, or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of NBT shall assume the obligations set forth in this Section 5.13.

Section 5.14          Employees; Benefit Plans.

(a)          Following the Closing Date and except to the extent an alternative treatment is set forth in this Section 5.14, NBT may choose to maintain any or all of the Salisbury Benefit Plans in its sole discretion, and Salisbury and Salisbury Bank shall cooperate with NBT in order to effect any plan terminations to be made as of the Effective Time. For the period commencing at the Effective Time and ending 12 months after the Effective Time (or until the applicable Continuing Employee’s earlier termination of employment), NBT shall provide, or cause to be provided, to each employee of Salisbury Bank who continues with the Surviving Bank as of the Closing Date (a “Continuing Employee”) (i) a base salary or a base rate of pay at least equal to the base salary or base rate of pay provided to similarly situated employees of NBT or any Subsidiary of NBT and (ii) other benefits (other than severance, termination pay or equity compensation) at least substantially comparable in the aggregate to the benefits provided to similarly situated employees of NBT or any Subsidiary of NBT.  For any Salisbury Benefit Plan terminated for which there is a comparable NBT Benefit Plan of general applicability, NBT shall take all commercially reasonable action so that Continuing Employees shall be entitled to participate in such NBT Benefit Plan to the same extent as similarly-situated employees NBT (it being understood that inclusion of the employees of Salisbury and Salisbury Bank in the NBT Benefit Plans may occur at different times with respect to different plans).  NBT shall cause each NBT Benefit Plan in which Continuing Employees are eligible to participate to take into account for purposes of eligibility and vesting under the NBT Benefit Plans (but not for purposes of benefit accrual) the service of such employees with Salisbury or Salisbury Bank to the same extent as such service was credited for such purpose by Salisbury or Salisbury Bank; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits or retroactive application. Nothing herein shall limit the ability of NBT to amend or terminate any of the Salisbury Benefit Plans or NBT Benefit Plans in accordance with their terms at any time.  Following the Closing Date, NBT shall honor, in accordance with Salisbury’s policies and procedures in effect as of the date hereof, any employee expense reimbursement obligations of Salisbury for out-of-pocket expenses incurred during the calendar year in which the Closing occurs by any Continuing Employee.

(b)          Without limiting the generality of Section 5.14(a), prior to the Closing Date, (i) Salisbury or Salisbury Bank, as applicable, shall take all actions necessary to terminate the Salisbury Bank and Trust Company Employee Severance Compensation Plan, dated July 31, 2020 (the “Salisbury Bank Severance Plan”), and to adopt written resolutions, the form and substance of which shall be reasonably satisfactory to NBT, to terminate such Salisbury Bank Severance Plan, and (ii) if requested by NBT in writing not less than ten (10) days prior to the Closing, Salisbury or Salisbury Bank, as applicable, shall take all actions necessary to cease contributions to and terminate each Salisbury Benefit Plan that is intended to qualify under Code Section 401(k) (each, a “Salisbury 401(k) Plan”) and/or is intended to be a non-qualified deferred compensation plan (each, a “Salisbury NQDC Plan”), and to adopt written resolutions, the form and substance of which shall be reasonably satisfactory to NBT, to terminate each such Salisbury 401(k) Plan and/or Salisbury NQDC Plan; provided, however, that each such termination may be made contingent upon the consummation of the transactions contemplated by this Agreement. In the event NBT elects to terminate the Salisbury 401(k) Plan prior to the Closing Date, NBT shall take any and all actions as may be required to permit Continuing Employees to participate in a NBT Benefit Plan that is intended to qualify under Code Section 401(k) (an “NBT 401(k) Plan”) immediately following the Closing Date and to permit Continuing Employees to roll over their account balances in the Salisbury 401(k) Plan, including any participant loans under the Salisbury 401(k) Plan, into the NBT 401(k) Plan.

(c)          If employees of Salisbury or Salisbury Bank become eligible to participate in a medical, dental, vision, prescription drug, disability plan or life insurance plan of NBT upon termination of such plan of Salisbury or Salisbury Bank in the calendar year that includes the Closing Date, NBT shall use all commercially reasonable efforts to cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable NBT Benefit Plan, (ii) provide credit under such plans for any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation, actively-at-work requirement or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous Salisbury Benefit Plan prior to the Effective Time.

(d)          NBT agrees to pay to each employee of Salisbury or Salisbury Bank that is not covered by a written employment or severance agreement and is terminated by NBT or any of its Subsidiaries, without cause, within six (6) months following the Effective Time, a severance payment equal to two (2) weeks of his or her then current base salary multiplied by the number of total completed years of service with Salisbury or Salisbury Bank; provided, however, that for vice presidents and above, severance payment shall equal twenty-six (26) weeks of his or her base salary and for all other employees, the minimum severance payment shall equal not less than twelve (12) weeks of his or her base salary and the maximum severance payment shall not exceed twenty-six (26) weeks of his or her base salary; and provided further, that such employee enters into a release of claims in a form reasonably satisfactory to NBT and that such employee does not voluntarily leave employment with Salisbury or Salisbury Bank prior to the Effective Time.

(e)          To the extent necessary, NBT and Salisbury may provide a retention pool as mutually agreed by NBT and Salisbury to enable NBT and Salisbury to provide retention incentives to certain employees of Salisbury or Salisbury Bank who are not covered by a written employment agreement, the recipients and amounts to be mutually determined by NBT and Salisbury.  Such designated employees will enter into retention agreements to be agreed upon by NBT and Salisbury.

(f)          Subject to the occurrence of the Closing, the Salisbury Bank ESOP shall be terminated by Salisbury Bank prior to the Closing Date. In connection with the termination of the Salisbury Bank ESOP, all plan accounts shall be fully vested, all outstanding indebtedness of the Salisbury Bank ESOP shall be repaid by delivering a sufficient number of unallocated shares of Salisbury Stock to Salisbury, at least five (5) Business Days prior to the Effective Time, all remaining shares of Salisbury Stock held by the Salisbury Bank ESOP shall be converted into the right to receive the Merger Consideration, and the balance of the unallocated shares and any other unallocated assets remaining in the Salisbury Bank ESOP after repayment of the Salisbury Bank ESOP loan shall be allocated as earnings to the accounts of the Salisbury Bank ESOP participants who are employed as of the date of termination of the Salisbury Bank ESOP based on their account balances under the Salisbury Bank ESOP as of the date of termination of the Salisbury Bank ESOP and distributed to Salisbury Bank ESOP participants after the receipt of a favorable determination letter from the IRS. Prior to the Effective Time, Salisbury Bank shall take all such actions as are necessary (determined in consultation with NBT) to submit the application for favorable determination letter in advance of the Effective Time. Salisbury Bank will adopt such amendments to the Salisbury Bank ESOP to effect the provisions of this Section 5.14(f). Promptly following the receipt of a favorable determination letter from the IRS regarding the qualified status of the Salisbury Bank ESOP upon its termination, the account balances in the Salisbury Bank ESOP shall either be distributed to participants and beneficiaries or transferred to an eligible tax-qualified retirement plan or individual retirement account as a participant or beneficiary may direct; provided however, that nothing contained herein shall delay the distribution or transfer of account balances in the Salisbury Bank ESOP in the ordinary course for reasons other than the termination of such plan. Prior to the Closing Date, Salisbury Bank shall provide NBT with the final documentation evidencing that the actions contemplated herein have been effectuated. Notwithstanding anything herein to the contrary, Salisbury Bank shall continue to accrue and make contributions to the Salisbury Bank ESOP trust from the date of this Agreement through the termination date of the Salisbury Bank ESOP in an amount sufficient (but not to exceed) the loan payments which become due in the ordinary course on the outstanding loans to the Salisbury Bank ESOP prior to the termination of the Salisbury Bank ESOP and shall make a pro-rated payment on the Salisbury Bank ESOP loan for the 2023 plan year through and including the end of the calendar month immediately preceding the Closing, prior to the termination of the Salisbury Bank ESOP.

(g)          Nothing contained in this Agreement, expressed or implied, shall (i) give any person, other than the parties hereto, any rights or remedies of any nature whatsoever, including any right to continued employment or service, under or by reason of this Section 5.14, (ii) cause any third party beneficiary rights in any current or former employee, director, other individual service provider of Salisbury or any of its Subsidiaries to enforce the provisions of this Section 5.14 or any other matter related thereto, or (iii) be construed as an amendment to any Salisbury Benefit Plan, NBT Benefit Plan, or other employee benefit plan of NBT, NBT Bank, Salisbury or any of their respective Affiliates, or be construed to prohibit the amendment or termination of any such plan.

Section 5.15          Notification of Certain Changes.  Each of NBT and Salisbury shall promptly advise the other party of any change or event having, or which could be reasonably expected to have, a Material Adverse Effect on it or which it believes would, or which could reasonably be expected to, cause or constitute a material breach of any of its representations, warranties or covenants contained herein.  From time to time prior to the Effective Time, but no more frequently than monthly (and no later than the date prior to the Closing Date), each party will supplement or amend its Disclosure Schedules delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Disclosure Schedules or which is necessary to correct any information in such Disclosure Schedules which has been rendered inaccurate thereby.  No supplement or amendment to such Disclosure Schedules shall have any effect for the purpose of determining the accuracy of the representations and warranties of the parties contained in Article III and Article IV in order to determine the fulfillment of the conditions set forth in Section 6.02(a) or Section 6.03(a) hereof, as the case may be, or the compliance by Salisbury or NBT, as the case may be, with the respective covenants and agreements of such parties contained herein.

Section 5.16          Current Information.  During the period from the date of this Agreement to the Effective Time, Salisbury will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of NBT and to report the general status of the ongoing operations of Salisbury.  Without limiting the foregoing, Salisbury agrees to provide NBT (i) a copy of each report filed by Salisbury with a Governmental Authority within one (1) Business Day following the filing thereof and (ii) monthly updates of the information required to be set forth in Salisbury Disclosure Schedule 3.14.

Section 5.17          Board Packages.  Salisbury shall distribute a copy of each Salisbury Board package, including the agenda and any draft minutes, to NBT at the same time and in the same manner in which it distributes a copy of such packages to the Salisbury Board; provided, however, that Salisbury shall not be required to copy NBT on any documents that disclose confidential discussions of this Agreement or the transactions contemplated hereby or any third party proposal to acquire control of Salisbury or any other matter that the Salisbury Board has been advised of by counsel that such distribution to NBT may violate a confidentiality obligation, any material legal privilege or fiduciary duty or any law or regulation.

Section 5.18          Transition; Informational Systems Conversion.  From and after the date hereof, NBT and Salisbury shall use their reasonable best efforts to facilitate the integration of Salisbury with the business of NBT following consummation of the transactions contemplated by this Agreement, and shall meet on a regular basis to discuss and plan for the conversion of Salisbury’s data processing and related electronic informational systems (the “Informational Systems Conversion”) to those used by NBT and its Subsidiaries, which planning shall include, but not be limited to: (a) discussion of Salisbury’s third-party service provider arrangements; (b) non-renewal of personal property leases and software licenses used by Salisbury in connection with its systems operations; (c) retention of outside consultants and additional employees to assist with the conversion; (d) outsourcing, as appropriate, of proprietary or self-provided system services; and (e) any other actions necessary and appropriate to facilitate the conversion, as soon as practicable following the Effective Time.  If this Agreement is terminated by NBT and/or Salisbury in accordance with Section 7.01(a), Section 7.01(c) or Section 7.01(f), or by Salisbury only in accordance with Section 7.01(d) or Section 7.01(e), NBT shall pay to Salisbury all reasonable fees, expenses or charges related to reversing the Informational Systems Conversion within ten (10) Business Days of Salisbury providing NBT written evidence of such fees, expenses or charges.

Section 5.19          Assumption of Debt. NBT agrees to execute and deliver, or cause to be executed and delivered, by or on behalf of the Surviving Corporation, at or prior to the Effective Time, one or more supplemental indentures, guarantees, and other instruments required for the due assumption of the Salisbury’s outstanding debt, guarantees, securities, and other agreements to the extent required by the terms of such debt, guarantees, securities, and other agreements.

Section 5.20          Section 16 Matters. Prior to the Effective Time, each of the Salisbury Board and the NBT Board, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall take all such reasonable action as may be required to cause to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act, to the fullest extent permitted by applicable law, any acquisitions or dispositions of shares of NBT Stock (including derivative securities with respect to such shares) that are treated as acquisitions or dispositions under such rule and result from the transactions contemplated by this Agreement by officers and directors of Salisbury subject to the reporting requirements of Section 16(a) of the Exchange Act or by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to NBT immediately after the Effective Time.

Section 5.21          NBT Bank Advisory Boards. Promptly following the Effective Time, NBT Bank shall invite one or more directors of Salisbury who are members of the Salisbury Board immediately prior to the Effective Time to join the Hudson Valley/Capital Region Advisory Board of NBT Bank or the New England Advisory Board of NBT Bank; provided that any director of Salisbury invited to join either the Hudson Valley/Capital Region Advisory Board of NBT Bank or the New England Advisory Board of NBT Bank must meet the applicable qualifications of such advisory board in order to join.

Section 5.22          Community Matters. NBT agrees to support Salisbury’s and Salisbury Bank’s current and pending community matters support commitments and after the Effective Time shall provide annual community support in Salisbury’s and Salisbury Bank’s current market areas for a period of three years in an amount equal to or greater than the level of support provided by Salisbury and/or Salisbury Bank as of the date hereof.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE MERGER

Section 6.01          Conditions to Obligations of the Parties to Effect the Merger.  The respective obligations of Salisbury and NBT to consummate the Merger are subject to the fulfillment or, to the extent permitted by applicable law, written waiver by the parties hereto prior to the Closing Date of each of the following conditions:

(a)          Regulatory Approvals.  All Regulatory Approvals shall have been obtained and shall remain in full force and effect, any requirements contained in the Regulatory Approvals to be completed on or before the Closing Date shall have been completed, and all statutory waiting periods in respect thereof shall have expired or been terminated. No Regulatory Approvals referred to in this Section 6.01(a) shall contain any condition, restriction or requirement which the NBT Board, on the one hand, or the Salisbury Board, on the other hand, reasonably determines in good faith would, individually or in the aggregate, materially reduce the benefits of the Merger to such a degree that NBT, on the one hand, or Salisbury, on the other hand, would not have entered into this Agreement had such condition, restriction or requirement been known at the date hereof.

(b)          Merger Registration Statement Effective.  The Merger Registration Statement shall have been declared effective by the SEC and no stop order with respect thereto shall be in effect.

(c)          NASDAQ Listing.  The shares of NBT Stock issuable pursuant to this Agreement shall have been approved for listing on NASDAQ, subject to official notice of issuance.

(d)          No Injunctions or Restraints; Illegality.  No judgment, order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of any of the transactions contemplated by this Agreement shall be in effect.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal the consummation of any of such transactions.

(e)          Tax Opinions.  NBT shall have received a letter setting forth the written opinion of Hogan Lovells US LLP, in and form and substance reasonably satisfactory to NBT, dated as of the Closing Date, and Salisbury shall have received a letter setting forth the written opinion of Updike, Kelly & Spellacy, P.C. in form and substance reasonably satisfactory to Salisbury, dated as of the Closing Date, in each case substantially to the effect that, on the basis of the facts, representations and assumptions set forth in such letter, the Merger will constitute a tax free reorganization described in Section 368(a) of the Code.

(f)          Shareholder Approval.  This Agreement shall have been duly approved by the requisite vote of the holders of outstanding shares of Salisbury Stock.

Section 6.02          Conditions to Obligations of NBT.  The obligations of NBT to consummate the Merger also are subject to the fulfillment or written waiver by NBT prior to the Closing Date of each of the following conditions:

(a)          Representations and Warranties.  The representations and warranties of Salisbury and Salisbury Bank set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, will have or are reasonably likely to have a Material Adverse Effect on Salisbury or the Surviving Corporation.  NBT shall have received a certificate, dated the Closing Date, signed on behalf of Salisbury by the Chief Executive Officer of Salisbury to such effect.

(b)          Performance of Obligations of Salisbury.  Salisbury and Salisbury Bank shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and NBT shall have received a certificate, dated the Closing Date, signed on behalf of Salisbury by the Chief Executive Officer of Salisbury to such effect.

(c)          Voting Agreements.  The Voting Agreements shall have been executed and delivered by each director and certain executive officers set forth on the Salisbury Disclosure Schedule 6.02(c) concurrently with Salisbury’s execution and delivery of this Agreement and shall remain in effect and not have been revoked as of the Effective Time.

(d)          Other Actions.  Salisbury shall have furnished NBT with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in Section 6.01 and Section 6.02 as NBT may reasonably request.

Section 6.03          Conditions to Obligations of Salisbury.  The obligations of Salisbury to consummate the Merger also are subject to the fulfillment or written waiver by Salisbury prior to the Closing Date of each of the following conditions:

(a)          Representations and Warranties.  The representations and warranties of NBT set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; provided, however, that for purposes of this paragraph, such representations and warranties shall be deemed to be true and correct in all material respects unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, will have or are reasonably likely to have a Material Adverse Effect on NBT.  Salisbury shall have received a certificate, dated the Closing Date, signed on behalf of NBT by the Chief Executive Officer and the Chief Financial Officer of NBT to such effect.

(b)          Performance of Obligations of NBT.  NBT shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Salisbury shall have received a certificate, dated the Closing Date, signed on behalf of NBT by the Chief Executive Officer and the Chief Financial Officer of NBT to such effect.

(c)          Other Actions.  NBT shall have furnished Salisbury with such certificates of its respective officers or others and such other documents to evidence fulfillment of the conditions set forth in Section 6.01 and Section 6.03 as Salisbury may reasonably request.

Section 6.04          Frustration of Closing Conditions.  Neither NBT nor Salisbury may rely on the failure of any condition set forth in Section 6.01, Section 6.02 or Section 6.03, as the case may be, to be satisfied if such failure was caused by such party’s failure to use reasonable best efforts to consummate any of the transactions contemplated by this Agreement, as required by and subject to this Article VI.

ARTICLE VII

TERMINATION

Section 7.01          Termination.  This Agreement may be terminated, and the transactions contemplated by this Agreement may be abandoned:

(a)          Mutual Consent.  At any time prior to the Effective Time, by the mutual consent of NBT and Salisbury.

(b)          No Regulatory Approval.  By NBT or Salisbury, in the event the approval of any Governmental Authority required for consummation of the transactions contemplated by this Agreement shall have been denied by final, nonappealable action by such Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority.

(c)          Shareholder Approval.  By either NBT or Salisbury (provided that if Salisbury is the terminating party it shall not be in material breach of any of its obligations under Section 5.04), if the approval of the shareholders required to satisfy either of the conditions set forth in Section 6.01(f)(i) or Section 6.01(f)(ii) for the consummation of the transactions contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such Salisbury shareholders, or at any adjournment or postponement of the Salisbury Meeting.

(d)          Breach of Representations and Warranties.  By either NBT or Salisbury (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement by the other party, which breach is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.01(d) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation or warranty not to consummate the Merger under Section 6.02(a) (in the case of a breach of a representation or warranty by NBT) or Section 6.03(a) (in the case of a breach of a representation or warranty by Salisbury or Salisbury Bank).

(e)          Breach of Covenants.  By either NBT or Salisbury (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within thirty (30) days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing, provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.01(e) unless the breach of covenant or agreement, together with all other such breaches, would entitle the party receiving the benefit of such covenant or agreement not to consummate the Merger under Section 6.02(b) (in the case of a breach of a covenant or agreement by Salisbury or Salisbury Bank) or Section 6.03(b) (in the case of a breach of a representation or warranty by NBT).

(f)          Delay.  By either NBT or Salisbury if the Merger shall not have been consummated on or before October 31, 2023, unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement.

(g)          Failure to Recommend; Third-Party Acquisition Transaction; Etc.

(i)          By NBT, if (i) Salisbury shall have breached its obligations under Section 5.11, (ii) the Salisbury Board shall have failed to make its recommendation referred to in Section 5.04, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of NBT, (iii) the Salisbury Board shall have recommended, proposed, or publicly announced its intention to recommend or propose, to engage in an Acquisition Transaction with any Person other than NBT or a Subsidiary of NBT or (iv) Salisbury shall have materially breached its obligations under Section 5.04 by failing to call, give notice of, convene and hold the Salisbury Meeting in accordance with Section 5.04.

(ii)          By Salisbury, subject to Salisbury’s compliance with Section 7.02(a) if Salisbury has received an Acquisition Proposal, and in accordance with Section 5.11 of this Agreement, the Salisbury Board has made a determination that such Acquisition Proposal is a Superior Proposal and has determined to accept such Superior Proposal.

(h)          Decrease in NBT Stock Price.  By Salisbury, if both (i) the Average Closing Price is less than the product of the Starting Price multiplied by 0.80 (rounded to the nearest hundredth): and (ii) (A) the NBT Ratio is less than (B) the difference between (1) the Index Ratio minus (2) 0.20; provided, however, that Salisbury must elect to terminate this Agreement pursuant to this Section 7.02(h) by written notice (the “Termination Notice”) given to NBT within five (5) days after the Determination Date and that Salisbury’s right of termination shall be subject to the right of NBT provided for below to increase the Exchange Ratio and/or make cash payments to holders of Salisbury Stock.  During the five (5) day period immediately following the day on which NBT receives the Termination Notice (the “Election Period”), NBT shall have the right and option, in its sole and absolute discretion, to (x) increase the Exchange Ratio (calculated to the nearest one ten-thousandth), (y) provided that it does not and will not prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code, make cash payments to holders of Salisbury Stock, as additional Merger Consideration (in addition to, and not in lieu of, issuing shares of NBT Stock), or (z) provide any combination of the items set forth in the foregoing clauses (x) and (y), but subject to the limitations stated therein, such that, as a result of any such adjustment, the value of the Merger Consideration issuable or payable in respect of each share of Salisbury Stock is not less than the Minimum Per Share Merger Consideration. If NBT elects to increase the Exchange Ratio and/or make cash payments as aforesaid, NBT shall give written notice of such election (the “Fill Notice”) to Salisbury during the Election Period, which Fill Notice shall specify the amount of any such increase and/or cash payments, whereupon no termination of this Agreement shall occur, or be deemed to have occurred, pursuant to this Section 7.01(h) and this Agreement shall remain in full force and effect in accordance with its terms (with the Exchange Ratio modified and/or cash payments to be made, as additional Merger Consideration, in accordance with this Section 7.01(h) as set forth in the Fill Notice).  If NBT does not timely elect to increase the Exchange Ratio and/or make cash payments as aforesaid, then Salisbury may terminate this Agreement at any time after the end of the Election Period.

For purposes of this Section 7.01(h) the following terms shall have the meanings indicated:

“Average Closing Price” shall mean the volume-weighted average closing price per share of NBT Stock as reported on NASDAQ (or such other exchange or market on which the NBT Stock shall then trade) for the ten (10) consecutive Trading Days ending on (and including) the Determination Date.

“NBT Ratio” shall mean the quotient of (a) the Average Closing Price, divided by (b) the Starting Price.

“Determination Date” shall mean that certain date which is the tenth (10th) day prior to the Closing Date.

“Index Group” shall mean the Nasdaq Bank Index.

“Index Price” shall mean, on a given date, the closing index value on such date for the Index Group.

“Index Ratio” shall mean the quotient of (a) the Index Price on the Determination Date, divided by (b) the Initial Index Price.

“Initial Index Price” shall mean the closing index value of the Index Group on the Starting Date.

“Minimum Per Share Merger Consideration” shall mean the lesser of (a) the product of (i) the Exchange Ratio (prior to any increase in the Exchange Ratio pursuant to Section 7.01(h)), multiplied by (ii) the Starting Price, multiplied by (iii) 0.80, and (b) (i) the product of (A) the Index Ratio minus 0.20, multiplied by (B) the Exchange Ratio (prior to any increase in the Exchange Ratio pursuant to Section 7.01(h)), multiplied by (C) the Average Closing Price, divided by (ii) the NBT Ratio.

“Starting Date” shall mean the last Trading Day immediately preceding the date of the first public announcement of entry into this Agreement.

“Starting Price” shall mean the closing price of a share of NBT Stock on NASDAQ (as reported by Bloomberg, or if not reported therein, in another authoritative source) on the Starting Date.

“Trading Day” means any day on which NASDAQ is open for trading with a scheduled and actual closing time of 4:00 p.m. Eastern time

Section 7.02          Termination Fee.  In recognition of the efforts, expenses and other opportunities foregone by NBT while structuring and pursuing the Merger, the parties hereto agree that Salisbury shall pay to NBT a termination fee of $8,000,000 within three (3) Business Days after written demand for payment is made by NBT, following the occurrence of any of the events set forth below:

(a)          NBT or Salisbury terminates this Agreement pursuant to Section 7.01(g)(i); or

(b)          Salisbury or Salisbury Bank enters into a definitive agreement relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving Salisbury or Salisbury Bank within twelve (12) months following the termination of this Agreement by NBT pursuant to Section 7.01(d) or Section 7.01(e) because of a Willful Breach by Salisbury or Salisbury Bank after an Acquisition Proposal has been publicly announced or otherwise made known to Salisbury.

(c)          The amount payable by Salisbury pursuant to this Section 7.02 constitutes liquidated damages and not a penalty and shall be the sole monetary remedy of NBT in the event of a termination due to breach of this Agreement in the circumstances specified in this Section 7.02.

Section 7.03          Effect of Termination and Abandonment.  In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 7.01 and Section 8.01 and (ii) that termination will not relieve a breaching party from liability for money damages for any Willful Breach of any covenant, agreement, representation or warranty of this Agreement giving rise to such termination.  Nothing in Section 7.02 or this Section 7.03 shall be deemed to preclude either party from seeking specific performance in equity to enforce the terms of this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.01          Survival.  No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than agreements or covenants contained herein that by their express terms are to be performed after the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Section 5.10(b), Section 7.02 and this Article VIII, which shall survive any such termination).  Notwithstanding anything in the foregoing to the contrary, no representations, warranties, agreements and covenants contained in this Agreement shall be deemed to be terminated or extinguished so as to deprive a party hereto or any of its affiliates of any defense at law or in equity which otherwise would be available against the claims of any Person, including without limitation any shareholder or former shareholder.

Section 8.02          Waiver; Amendment.  Prior to the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision to the extent permitted by applicable law or (b) amended or modified at any time, by an agreement in writing among the parties hereto executed in the same manner as this Agreement, except that after the Salisbury Meeting no amendment shall be made which by law requires further approval by the shareholders of Salisbury or stockholders of NBT, respectively, without obtaining such approval.

Section 8.03          Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

Section 8.04          Governing Law and Venue.  This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, without regard for conflict of law provisions. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Delaware Court of Chancery, New Castle County, or if that court does not have jurisdiction, a federal court sitting in the State of Delaware in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or the transactions contemplated by this Agreement in any court other the Delaware Court of Chancery, New Castle County, or if that court does not have jurisdiction, a federal court sitting in the State of Delaware.

Section 8.05          Expenses.  Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated by this Agreement, including fees and expenses of its own financial consultants, accountants and legal counsel, except that printing expenses and SEC filing and registration fees shall be shared equally between NBT and Salisbury; provided, however, that nothing contained herein shall limit either party’s rights to recover any liabilities or damages arising out of the other party’s Willful Breach of any provision of this Agreement.

Section 8.06          Notices.  All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, mailed by registered or certified mail (return receipt requested) or sent by reputable courier service to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

If to NBT:

NBT Bancorp Inc.
52 South Broad Street
Norwich, NY 13815
Attention: John H. Watt, Jr.
Email:  jwatt@nbtbank.com

With a copy to:
Hogan Lovells US LLP
555 Thirteenth Street, N.W.
Washington, DC 20004
Attention: Richard A. Schaberg
Email: richard.schaberg@hoganlovells.com

If to Salisbury:

Salisbury Bancorp, Inc.
5 Bissell Street
P.O. Box 1868
Lakeville, CT 06039-1868
Attention: Richard J. Cantele, Jr.
Email:rcantele@salisburybank.com

With a copy to:
Updike, Kelly & Spellacy, P.C.
225 Asylum Street, 20th Floor
Hartford, CT 06103
Attention: Jennifer DiBella
Email: jdibella@uks.com

Section 8.07          Entire Understanding; No Third-Party Beneficiaries.  This Agreement, the Plan of Bank Merger, the Voting Agreements and the Confidentiality Agreement represent the entire understanding of the parties hereto and thereto with reference to the transactions, and this Agreement, the Plan of Bank Merger, the Voting Agreements and the Confidentiality Agreement supersede any and all other oral or written agreements heretofore made.  Except for the Indemnified Parties’ right to enforce NBT’s obligation under Section 5.13, which are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

Section 8.08          Severability.  In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

Section 8.09          Enforcement of the Agreement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate, and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 8.10          Interpretation.

(a)          Interpretation. When a reference is made in this Agreement to sections, exhibits or schedules, such reference shall be to a section of, or exhibit or schedule to, this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b)          Confidential Supervisory Information. No representation, warranty, covenant or other agreement or provision contained in this Agreement shall be deemed to contemplate or require the disclosure of “confidential supervisory information,” “nonpublic OCC information,” or other similar types of protected information, as such terms are defined in the regulations of any applicable “Bank Regulator” or Governmental Authority.

(c)          The term “made available” means any document or other information that was (a) provided by one party or its representatives to the other party and its representatives by 5:00 p.m., Eastern time, on the day immediately prior to the date of this Agreement, (b) included in the virtual data room of a party by 5:00 p.m., Eastern time, on the day immediately prior to the date of this Agreement, or (c) filed or furnished by a party with the SEC and publicly available on EDGAR at least one (1) day prior to the date of this Agreement.

Section 8.11          Assignment.  No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other party.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 8.12          Waiver of Jury Trial.  EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION HEREWITH, OR THE ADMINISTRATION THEREOF OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREIN OR THEREIN. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR ANY OTHER ACTION OR PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

Section 8.13          Electronic Transmission.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract and each party hereto forever waives any such defense.

ARTICLE IX

ADDITIONAL DEFINITIONS

Section 9.01          Additional Definitions.  In addition to any other definitions contained in this Agreement, the following words, terms and phrases shall have the following meanings when used in this Agreement:

“Acquisition Proposal” means any proposal or offer with respect to any of the following (other than the transactions contemplated hereunder) involving Salisbury or Salisbury Bank: (a) any merger, consolidation, share exchange, business combination or other similar transactions; (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of the net revenues, net income or assets of Salisbury or Salisbury Bank in a single transaction or series of transactions; (c) any tender offer or exchange offer for 25% or more of the outstanding shares of its capital stock or the filing of a registration statement under the Securities Act in connection therewith; or (d) any public announcement by any Person (which shall include any regulatory application or notice, whether in draft or final form) of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

“Acquisition Transaction” means any of the following (other than the transactions contemplated hereunder): (a) a merger, consolidation, share exchange, business combination or any similar transaction, involving the relevant companies; (b) a sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets and/or liabilities that constitute a substantial portion of the net revenues, net income or assets of the relevant companies in a single transaction or series of transactions; (c) a tender offer or exchange offer for 25% or more of the outstanding shares of the capital stock of the relevant companies or the filing of a registration statement under the Securities Act in connection therewith; or (d) an agreement or commitment by the relevant companies to take any action referenced above.

“Affiliate” means, with respect to any Person, any person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer, director, manager or Person who beneficially owns more than ten percent of the equity or voting securities of such Person.

“Bank Regulator” shall mean any Federal or state banking regulator, including but not limited to the FDIC, the CTDOB, the OCC and the FRB, which regulates NBT, NBT Bank, Salisbury or Salisbury Bank, or any of their respective subsidiaries, as the case may be.

“Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. government or any day on which banking institutions in the State of New York are authorized or obligated to close.

“CTDOB” means the Connecticut Department of Banking.

“Derivative Transaction” means any swap transaction, option, warrant, forward purchase or forward sale transaction, futures transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, catastrophe events, weather-related events, credit‑related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral or other similar arrangements related to such transactions.

 “Environmental Law” means any federal, state or local law, regulation, order, decree, permit, authorization, opinion or agency requirement relating to: (a) the protection or restoration of the environment, health, safety, or natural resources, (b) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (c) wetlands, indoor air, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance, in each case as amended and as now in effect.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“FDIC” means the Federal Deposit Insurance Corporation.

“FHLBB” means the Federal Home Loan Bank of Boston, or any successor thereto

“FHLBNY” means the Federal Home Loan Bank of New York, or any successor thereto.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means accounting principles generally accepted in the United States of America.

“Governmental Authority” means any federal, state or local court, administrative agency or commission or other governmental authority or instrumentality.

“Hazardous Substance” means any and all substances (whether solid, liquid or gas) defined, currently or hereafter listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present Environmental Laws, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise), but excluding substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purposes of cleaning or other maintenance or operations.

“Intellectual Property” means (a) trademarks, service marks, trade names, Internet domain names, designs, logos, slogans, and general intangibles of like nature, together with all goodwill associated therewith, registrations and applications related to the foregoing; (b) patents and industrial designs (including any continuations, divisionals, continuations-in-part, renewals, reissues, and applications for any of the foregoing); (c) copyrights (including any registrations and applications for any of the foregoing); (d) Software; and (e) technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies.

“IRS” means the Internal Revenue Service.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) means the actual knowledge after reasonable inquiry of the President and Chief Executive Officer, the Chief Financial Officer, the Chief Lending Officer, the Corporate Secretary and the Chief Risk Officer, in the case of Salisbury, and the President and Chief Executive Officer, the Chief Financial Officer, the General Counsel and the Chief Risk Officer, in the case of NBT.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and (c) in the case of securities, any purchase option, call or preemptive right, right of first refusal or similar right of a third party with respect to such securities.

“Material Adverse Effect” means, with respect to NBT or Salisbury, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of NBT and its Subsidiaries taken as a whole, or Salisbury and its Subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of either NBT or NBT Bank, on the one hand, or Salisbury or Salisbury Bank, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that “Material Adverse Effect” shall not be deemed to include the impact of (A) changes, after the date hereof, in GAAP or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to financial institutions and/or their holding companies, or interpretations thereof by courts or any Bank Regulator or Governmental Authorities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries (including any such changes arising out of the Pandemic or any Pandemic Measures), (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event (including the Pandemic), (E) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) or actions expressly required by this Agreement or actions or omissions that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred), (G) actions and omissions of either party taken with the prior written consent, or at the request, of the other, (H) any failure by either party to meet any internal projections or forecasts or estimates of revenues or earnings for any period, or (I) the expenses incurred by either party in investigating, negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement; except, with respect to subclauses (A), (B), or (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the financial services industry.

“NASDAQ” means The NASDAQ Stock Market LLC.

“NBT Board” means the Board of Directors of NBT.

“NBT Disclosure Schedule” means the disclosure schedule delivered by NBT to Salisbury on or prior to the date hereof setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express provision of this Agreement or as an exception to one or more of its representations and warranties in Article IV or its covenants in Article V (provided that (i) any information set forth in any one section of the NBT Disclosure Schedule shall be deemed to apply to each other applicable Section or subsection of such NBT Disclosure Schedule if its relevance to the information called for in such Section or subsection is reasonably apparent on its face and (ii) the mere inclusion of an item in the NBT Disclosure Schedule shall not be deemed an admission by NBT that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect on NBT).

“NBT Stock” means the common stock, par value $0.01 per share, of NBT.

“OCC” means the Office of the Comptroller of the Currency.

“Pandemic” means any outbreaks, epidemics or pandemics relating to SARS-CoV-2 or Covid-19, or any variants, evolutions or mutations thereof, or any other viruses (including influenza), and the governmental and other responses thereto.

“Pandemic Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shutdown, closure, sequester or other laws, directives, policies, guidelines or recommendations promulgated by any Governmental Authority, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to a Pandemic.

“Per Share Consideration” means the product of (a) the Exchange Ratio and (b) the NBT Measurement Price.

“Person” means any individual, bank, corporation, partnership, association, joint-stock company, business trust, limited liability company, unincorporated organization or other organization or firm of any kind or nature.

“Proxy Statement/Prospectus” means the proxy statement and prospectus, satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act, and the rules and regulations thereunder, together with any amendments and supplements thereto, as prepared by NBT and Salisbury and as delivered to holders of NBT Stock and holders of Salisbury Stock in connection with the solicitation of their approval of this Agreement.

“Rights” means, with respect to any Person, warrants, options, rights, convertible securities and other arrangements or commitments which obligate the Person to issue or dispose of any of its capital stock or other ownership interests or any stock appreciation, phantom stock or similar rights with respect to such capital stock or other ownership interests.

“Salisbury Bank Board” means the Board of Directors of Salisbury Bank.

“Salisbury Bank ESOP” means the Salisbury Bank and Trust Company Employee Stock Ownership Plan.

“Salisbury Board” means the Board of Directors of Salisbury.

“Salisbury Disclosure Schedule” means the disclosure schedule delivered by Salisbury to NBT on or prior to the date hereof setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express provision of this Agreement or as an exception to one or more of its representations and warranties in Article III or its covenants in Article V (provided that (i) any information set forth in any one section of the Salisbury Disclosure Schedule shall be deemed to apply to each other applicable Section or subsection of such Salisbury Disclosure Schedule if its relevance to the information called for in such Section or subsection is reasonably apparent on its face and (ii) the mere inclusion of an item in the Salisbury Disclosure Schedule shall not be deemed an admission by Salisbury that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect on Salisbury).

“Salisbury Equity Plan” means, individually and collectively, the Salisbury Bancorp, Inc. 2017 Long Term Incentive Plan and any other equity incentive plans or arrangements pursuant to which Salisbury has or may have any obligation.

“Salisbury Intellectual Property” means the Intellectual Property used in or held for use in the conduct of the business of Salisbury or any of its Subsidiaries.

“Salisbury Financial Statements” means (i) the audited balance sheets (including related notes and schedules, if any) of Salisbury as of December 31, 2021 and 2020, and the related statements of income, shareholders’ equity and cash flows (including related notes and schedules, if any) of Salisbury for each of the fiscal years ended December 31, 2021 and 2020, in each case accompanied by the audit report of Baker Newman & Noyes LLC, the independent registered public accounting firm of Salisbury, and (ii) the unaudited interim financial statements of Salisbury as of the end of and for the period ending each calendar quarter following December 31, 2021, as filed by Salisbury in the Salisbury SEC Documents.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Software” means computer programs, whether in source code or object code form (including any and all software implementation of algorithms, models and methodologies), databases and compilations (including any and all data and collections of data), and all documentation (including user manuals and training materials) related to the foregoing.

“Subsidiary” means, with respect to any party, any corporation or other entity of which a majority of the capital stock or other ownership interest having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such party.

“Superior Proposal” means any bona fide written proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 25% of the combined voting power of the shares of Salisbury Stock then outstanding or all or substantially all of the assets of Salisbury and otherwise (a) on terms which the Salisbury Board determines in good faith, after consultation with its financial advisor, to be more favorable from a financial point of view to Salisbury’s shareholders than the transactions contemplated by this Agreement, and (b) that constitutes a transaction that, in the Salisbury Board’s good faith judgment, is reasonably likely to be consummated on the terms set forth, taking into account all legal, financial, regulatory and other aspects of such proposal.

“Tax” and “Taxes” mean all federal, state, local or foreign income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, custom duties, unemployment or other taxes of any kind whatsoever, together with any interest, additions or penalties thereto and any interest in respect of such interest and penalties.

“Tax Returns” means any return, declaration or other report (including elections, declarations, schedules, estimates and information returns) with respect to any Taxes.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, as amended, any state law analogs or statutes of similar effect, including any statutes that require advance notice of plant closings, mass layoffs or similar group personnel or employment actions.

“Willful Breach” means a deliberate act or a deliberate failure to act, taken or not taken if the Person reasonably should have known or had actual Knowledge that such act or failure to act would result in or constitute a material breach of this Agreement, regardless of whether breaching was the object of the act or failure to act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

NBT BANCORP INC.

By:	/s/ John H. Watt, Jr.
Name:	John H. Watt, Jr.
Title:	President and Chief Executive Officer

NBT BANK, N.A.

By:	/s/ John H. Watt, Jr.
Name:	John H. Watt, Jr.
Title:	President and Chief Executive Officer

SALISBURY BANCORP, INC.

By:	/s/ Richard J. Cantele, Jr.
Name:	Richard J. Cantele, Jr.
Title:	President and Chief Executive Officer

SALISBURY BANK AND TRUST COMPANY

By:	/s/ Richard J. Cantele, Jr.
Name:	Richard J. Cantele, Jr.
Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]